UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.      )

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R.H. DONNELLEY CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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R.H. DONNELLEY CORPORATION
1001 Winstead Drive
Cary, North Carolina 27513

March 26, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of R.H. Donnelley Corporation to be held on Thursday, May 3, 2007, at 10:00 a.m. local time, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.

The Notice of Annual Meeting and Proxy Statement dated March 26, 2007 accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 2006 and a form of proxy are also enclosed. These materials are being mailed to stockholders on or about March 28, 2007.

Sincerely,

David C. Swanson
Chairman of the Board and
Chief Executive Officer

R.H. DONNELLEY CORPORATION
1001 Winstead Drive
Cary, North Carolina 27513

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 3, 2007

To the Stockholders of
R.H. Donnelley Corporation:

Notice is hereby given that the 2007 Annual Meeting of Stockholders (the “Meeting”) of R.H. Donnelley Corporation (the “Company”) will be held on Thursday, May 3, 2007, at 10:00 a.m. local time, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.

At the Meeting, you will be asked to vote upon the following matters:

1.	Election of three Class II members of the Board of Directors for a term of three years;

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007;

3.	A stockholder proposal regarding our classified Board structure; and

4.	Any other matter that may properly come before the Meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on March 12, 2007 as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the Meeting or any postponements or adjournments thereof. A list of such stockholders will be available at the Meeting and, during the ten days prior to the Meeting, at the place of the Meeting as well as the Company’s executive offices located at the address above.

By Order of the Board of Directors,

Robert J. Bush
Senior Vice President, General Counsel
and Corporate Secretary

Cary, North Carolina
March 26, 2007

Whether or not you plan to attend the Meeting, it is very important that you complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided as soon as possible. If you attend the Meeting, you may revoke your proxy at that time and vote your shares in person at the Meeting.

R.H. DONNELLEY CORPORATION
1001 Winstead Drive
Cary, North Carolina 27513

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of R.H. Donnelley Corporation (“RHD” or the “Company”) of proxies for use at the Company’s 2007 Annual Meeting of Stockholders (the “Meeting”) or at any adjournments or postponements thereof. The Proxy Statement and form of proxy are first being mailed to stockholders on or about March 28, 2007.

QUESTIONS AND ANSWERS

Q:	What am I voting on at the Meeting?

A:	1. Election of three Class II members of the Board of Directors of the Company to serve a term of three years;

2. Ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2007; and

3. A stockholder proposal regarding our classified Board structure.

(See pages 6-11 for more details.)

Q:	What does the Board of Directors recommend with respect to the matters to be presented at the Meeting?

A:	The Board of Directors recommends a vote (a) in favor of the (i) election of the nominees for the Class II members of the Board of Directors and (ii) ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2007; and (b) against the stockholder proposal regarding our classified Board structure, each as described in further detail below.

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on March 12, 2007 (the “Record Date”) are entitled to vote at the Meeting. As of the Record Date, 70,727,510 shares of the Company’s common stock were outstanding and entitled to vote at the Meeting. As of the Record Date, the outstanding shares of the Company’s common stock were held by approximately 2,500 holders of record in addition to approximately 13,500 stockholders whose shares were held in nominee name. Each share of common stock is entitled to one vote on each proposal to properly come before the Meeting.

Q:	How do I vote by proxy?

A:	Sign and date each proxy card that you receive and return it in the postage prepaid envelope. The proxy will be voted at the Meeting according to your instructions as indicated on the proxy card. If the proxy card is signed and returned but no instructions are given, then your proxy will be voted in favor of or against the various proposals in accordance with the recommendations of the Board of Directors as described herein and on the proxy card. With respect to proposals brought before the Meeting but not referenced on the proxy card or in this Proxy Statement, your proxy will be voted in the discretion of the proxies named on the proxy card. (See pages 3-4 for more details.)

Q:	May I revoke my proxy?

A:	Yes. Your proxy may be revoked at any time before it is voted at the Meeting by (i) sending written notice to the Secretary of the Company (at the address of the Company set forth on the first page of this Proxy Statement), (ii) a duly executed proxy bearing a later date or (iii) voting in person at the Meeting.

If your shares are held in street name, you will have to contact your bank, broker or other nominee to revoke your proxy.

Q:	How do I vote shares that are held in employee benefit plans?

A:	If you are a participant in the Company’s 401(k) Savings Plan (the “401(k) Plan”) or the Dun & Bradstreet Corporation Employee Stock Purchase Plan (collectively with the 401(k) Plan, the “Plans”) and have funds invested in the Company’s common stock, your proxy card will serve as a voting instruction for the trustee of the respective Plan. Fractional shares you hold in the Plans are not printed on the proxy card but will be voted by the trustee as if included thereon. If a proxy covering shares in the Plans has not been received on or before April 30, 2007, or if it is signed and returned without instructions, the trustee will vote those shares in the same proportion as the shares for which it has received instructions, except as otherwise required by law.

Q:	Who will count the vote at the Meeting?

A:	Representatives of The Bank of New York, the Company’s transfer agent, will tabulate the vote and serve as inspector of election at the Meeting.

Q:	What constitutes a quorum for the Meeting?

A:	The presence of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of Directors and the ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2007, even if the record holder does not receive voting instructions from you. The record holder may not vote on the stockholder proposal absent instructions from you. Without your voting instructions, a broker non-vote will occur with respect to the stockholder proposal.

Q:	What are the voting requirements for the approval of each of the proposals?

A:	1. Election of Directors. For the election of the nominees for the Class II members of the Board of Directors, Directors receiving the majority of votes cast (number of shares voted “for” a Director must exceed the number of votes cast “against” that Director) will be elected as a Director, provided that if the number of nominees exceeds the number of Directors to be elected (a situation the Company does not anticipate), the Directors will be elected by a plurality of the shares present in person or by proxy at any meeting and entitled to vote on the election of Directors. Only votes “for” or “against” are counted in determining whether a majority has been cast in favor of a Director. Shares not present at the meeting, shares voting “abstain” and broker non-votes, if any, are not counted for purposes of the election of the nominees for the Class II members of the Board of Directors.

The Company’s Bylaws set forth the procedures if a nominee for Director receives a majority of votes cast “against” that Director. Details of the procedures are set out under “Proposal 1: Election of Directors.”

2. Independent Registered Public Accounting Firm. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007 and any other matter that properly comes before the Meeting, in each case, requires the approval of the majority of the shares present in person or represented by proxy and entitled to vote at the Meeting.

3. Stockholder Proposal. The stockholder proposal regarding our classified Board structure requires the approval of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting to be approved; provided, however, that because this stockholder proposal is simply a request that the Board take the actions stated in the proposal, approval of this stockholder proposal may not result in the requested action being taken by the Board, and therefore its approval would not necessarily effectuate any changes to the Company’s classified Board structure. (See pages 9-11 for further information).

Q:	How is my proxy voted on matters not identified on the proxy card or in this Proxy Statement?

A:	The Board of Directors presently knows of no other matters to be presented for action at the Meeting. The Company did not receive notice by the time the Company began to print and mail its proxy materials of any nomination for a director pursuant to the Bylaws of the Company, which provide that such notice must be received no later than April 5, 2007, or within a reasonable period of time before the Company began to print and mail its proxy materials (as required by applicable regulations of the Securities and Exchange Commission (“SEC”)) of any other matter intended to be raised by any stockholder at the Meeting. Accordingly, the proxy card confers upon the persons named on the proxy card authority to vote your shares in their discretion upon any other matter that may properly come before the Meeting.

Q:	What does it mean if I get more than one proxy card?

A:	It means that your shares are registered differently and, therefore, are in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. To provide better stockholder services, we encourage you to have all shares and accounts registered in the same name and address. You may do this by contacting our transfer agent, The Bank of New York, at 1-800-524-4458.

Q:	Who may attend the Meeting?

A:	All stockholders as of the Record Date (March 12, 2007) are invited to attend, although seating may be limited.

Q:	Who is bearing the cost of this proxy solicitation and how is the solicitation effected?

A:	The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The solicitation of proxies may be made by directors, officers and employees of the Company personally or by mail, telephone, facsimile or other electronic communication. No additional compensation will be paid for such solicitation. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

Q:	Under what circumstances may the Meeting be adjourned?

A:	Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Meeting. The Company does not currently intend to seek an adjournment of the Meeting.

Q:	When are stockholder proposals due for inclusion in the Company’s proxy statement for the 2008 Annual Meeting?

A:	Proposals of the Company’s stockholders intended to be presented at the Company’s 2008 Annual Meeting of Stockholders must be received by the Company no later than November 29, 2007 to be included in the Company’s proxy statement and form of proxy relating to the 2008 Annual Meeting. Any proposal should be addressed to Robert J. Bush, Esq., Senior Vice President, General Counsel and Corporate Secretary, R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513, and should be sent by certified mail, return receipt requested. The Company also accepts nominations from stockholders for directors of the Company (see “Board of Directors — Corporate Governance Matters” beginning on page 16, “Other Information — How to Nominate Members of the Board of Directors” and “— How to Raise a Matter at a Meeting” on page 61.)

PROPOSALS TO BE VOTED UPON

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors of the Company is presently comprised of nine members and is divided into three classes. At the Meeting, Alan F. Schultz, Barry Lawson Williams and Edwina Woodbury, the Board of Directors’ nominees for Class II of the Board of Directors, are up for election to the Board. All presently serve as Class II Directors. If elected, they (or their successors as so appointed by the Board in accordance with the Company’s Bylaws) will each serve until the 2010 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. (See page 12 for more information regarding the nominees.) Mr. Russell T. Lewis, presently a Class II member of the Board, has notified the Board that he does not intend to stand for re-election for personal (non-business related) reasons.

In April 2006, the Company’s Board of Directors approved an amendment to the Company’s Bylaws to require Directors to be elected by a majority of the votes cast with respect to that Director in uncontested elections (the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director). Only votes “for” or “against” are counted in determining whether a majority has been cast in favor of a Director. Shares not present at the meeting, shares voting “abstain” and broker non-votes, if any, are not counted for purposes of the election of Directors. In a contested election (a situation in which the number of nominees exceeds the number of Directors up for election), the standard for election will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. In such a situation, only shares that are votes in favor of a nominee will be counted in determining whether a nominee has achieved a plurality of the votes cast for that particular position. The Company does not anticipate a contested election at the Meeting.

If a nominee who is serving as a Director is not elected at the Meeting, under Delaware law that Director would continue to serve on the Board of Directors as a “holdover director.” Under the Company’s Bylaws, however, any Director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Company’s Corporate Governance Committee would then promptly consider the resignation offer and make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors is required to act on that recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

Any Director who tenders his or her resignation pursuant to this Bylaw provision will not participate in the Corporate Governance Committee’s recommendation or Board’s action regarding whether to accept the resignation offer. If a nominee who was not already serving as a Director of the Company is not elected at a meeting of stockholders to elect Directors, that nominee would not become a Director and would not serve on the Board of Directors as a “holdover director.” All nominees for Class II members of the Board of Directors currently are serving on the Board.

Each nominee elected as a Director at the Meeting will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

If you complete and submit your proxy card, the persons named as proxies will vote the shares represented by your proxy card in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy card “for” the election of the nominees for Class II members of the Board of Directors. As previously discussed, if you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of Directors, even if the record holder does not receive voting instructions from you.

The Company expects each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of Directors serving on the Board in accordance with the Company’s Bylaws.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

It is proposed that the stockholders ratify the appointment by the Audit and Finance Committee of the Board of Directors of KPMG LLP (“KPMG”), as the independent registered public accounting firm for the Company, for the year ending December 31, 2007.

The reports of PricewaterhouseCoopers LLP (“PwC”), the Company’s principal accounting firm for 2005, on the Company’s financial statements for the fiscal years ended December 31, 2004 and December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Company’s two fiscal years ended December 31, 2005 and the interim period from January 1, 2006 through March 31, 2006, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in its reports on the financial statements for such periods. During the Company’s fiscal years ended December 31, 2004 and December 31, 2005 and the interim period from January 1, 2006 through March 31, 2006, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

On March 31, 2006, the Audit and Finance Committee appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006. The Audit and Finance Committee formally engaged KPMG on April 19, 2006 after KPMG concluded its standard client evaluation procedures. Prior to the Dex Media merger, KPMG had been engaged by Dex Media’s audit committee as Dex Media’s independent registered public accounting firm for the fiscal years ended December 31, 2004 and December 31, 2005 and the interim period from January 1, 2006 through January 31, 2006. During the fiscal years ended December 31, 2004 and December 31, 2005 and the interim period from January 1, 2006 through March 31, 2006, neither the Company nor anyone on its behalf consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided each of PwC and KPMG with a copy of the foregoing disclosures and has given each of them the opportunity to provide a statement to be included in this Proxy Statement if either firm believes the foregoing disclosures are incorrect or incomplete. Neither PwC nor KPMG has expressed any disagreement with the foregoing disclosures.

Dex Media historically had retained KPMG as its independent registered public accounting firm. In light of the re-composition of the Board and the Audit and Finance Committee following the Dex Media merger, as well as the dramatic increase in the size of the Company and the percentage of the Company’s operations following the Dex Media merger that represent the former Dex Media operations, the Audit and Finance Committee engaged in a comprehensive assessment of both PwC and KPMG following the Dex Media merger. Following that comprehensive assessment on March 31, 2006, the Committee appointed KPMG as the Company’s independent registered public accounting firm for 2006 and dismissed PwC as the Company’s independent registered public accounting firm.

The Company expects representatives of KPMG to be present at the Meeting and available to respond to appropriate questions submitted by stockholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire. See pages 20-21 for the Report of the Audit and Finance Committee on Financial Reporting for certain information that may be relevant to the selection of the independent registered public accounting firm, including disclosure of certain non-audit services (and of related audit and non-audit fees) provided to the Company. The disclosure below under the caption “Board of Directors — Committees of the Board of Directors — Audit and Finance Committee” regarding Committee approval of audit and non-audit services and within the “Report of the Audit and Finance Committee on Financial Reporting” regarding audit and non-audit services and related fees is incorporated by reference herein.

Ratification by the stockholders of the appointment of the Company’s independent registered public accounting firm is not required by law, any applicable stock exchange regulation or by the Company’s organizational documents, but the Audit and Finance Committee is submitting this matter to stockholders for ratification as a corporate governance practice. Ultimately, the Audit and Finance Committee retains full discretion and will make all determinations with respect to the appointment of the independent registered public accounting firm.

With respect to Proposal 2, if a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting, the shares are considered present at the Meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes on such proposal, the shares are not considered present at the Meeting for such proposal and they are, therefore, not counted in respect of such proposal. Such broker non-votes, however, do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2007.

PROPOSAL 3:

STOCKHOLDER PROPOSAL REGARDING CLASSIFIED BOARD STRUCTURE

Mr. John Chevedden, representing Mr. Nick Rossi, as Custodian for Katrina Wubbolding, P.O. Box 249, Boonville, CA 95415, who holds 120 shares of the Company’s common stock, has submitted notice of his intention to present the following proposal at the Meeting and has furnished the following statements in support of his proposal.

3 — Elect Each Director Annually

RESOLVED:  Shareholders request that our Directors take the steps necessary, in the most expeditious manner possible, to adopt annual election of each director.

This includes complete transition from the current staggered system to 100% annual election of each director in one election cycle unless this is absolutely impossible. Also to transition solely through direct action of our board if feasible.

Nick Rossi, P.O. Box 249, Boonville, Calif. 95415 sponsors this proposal.

The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic. This topic also won a 67% yes-vote average at 43 major companies in 2006.

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

It is important to take a step forward and support this one proposal to improve our corporate governance since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	We had no Independent Chairman — Independent oversight concern.

•	We were allowed to vote on individual directors only once in 3 years — Accountability concern.

•	Cumulative voting was not allowed.

•	Three directors held 4 board seats — over-commitment concern.

Mr. Williams
Mr. Kamerschen
Mr. Hubbard

•	The Corporate Library http://www.thecorporatelibrary.com/, an independent investment research firm said the jury is still out regarding our board’s strategic vision, given the enormity of the changes that have taken place at our company over the past year, including the assumption of $11 billion in debt.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes to:

Elect Each Director Annually
Yes on 3

MANAGEMENT’S STATEMENT IN OPPOSITION TO PROPOSAL 3

Your Board of Directors believes that this stockholder proposal is not in the best interests of the Company or its stockholders and therefore recommends that you vote against it for the following reasons:

The Board and the Corporate Governance Committee have given this proposal careful consideration and believe that it should not be implemented. Under the Company’s Certificate of Incorporation, the Board is

divided into three classes, with Directors elected to staggered terms, like the Boards of numerous other well-respected U.S. corporations. The Board and the Corporate Governance Committee each review the Company’s corporate governance practices annually and have each concluded that the Company’s classified board structure continues to be in the best interests of the Company and its stockholders for the following reasons:

Stability and Continuity.  With a classified board, the likelihood of continuity and stability in the Board’s business strategies and policies is enhanced, since generally at all times two-thirds of the Directors will have had prior experience as Directors of the Company and are familiar with the Company’s business and affairs. Directors who have experience with the Company and are knowledgeable about its business and affairs are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its stockholders. The Board believes this continuity and stability is particularly critical after the Dex Media merger and the integration of the two companies and their respective boards.

Annual elections of Directors may result in a focus on shorter-term business issues and short-term pressure from special interests. This short-term focus may be inconsistent with the long-term well-being of the Company and its stockholders.

Protection Against Unfair and Abusive Takeover Tactics.  A classified board is designed to safeguard the Company against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the Company. The classified board structure enhances the ability of the Board to negotiate the best results for all stockholders in those circumstances. Absent a classified board, a potential acquiror could gain control of the Company’s Board by replacing a majority of the Directors with its own slate of nominees at a single annual meeting, and without paying a premium to the Company’s stockholders.

Accountability to Stockholders.  The Board further believes that annual elections for each Director are not necessary to promote director accountability. All Directors are required to uphold their fiduciary duties to the Company and its stockholders, regardless of how often they stand for election. The Board believes that Directors elected to three-year terms are not insulated from this responsibility and are as accountable to stockholders as Directors elected annually. Further, since one-third of the Directors are elected each year, the stockholders have an orderly means to effect change and communicate their views on the performance of the Company and its Directors.

In addition, in April 2006, the Board approved an amendment to the Company’s Bylaws to require Directors to be elected by a majority of the votes cast with respect to that Director in uncontested elections (the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director). This majority voting policy, which is described in more detail under the heading “Corporate Governance Matters — Majority Voting Policy” on page 16, enhances the accountability of Directors to the stockholders.

Corporate Governance.  The Board is committed to corporate governance practices that will benefit the Company’s stockholders and regularly examines these practices in light of the changing environment. The Company’s Corporate Governance Guidelines focus on the independence and quality of the Company’s Directors and the effective functioning of the Board.

The Board believes that several statements in the proposal may give stockholders the erroneous impression that the Company is significantly behind other companies in matters of corporate governance, which is not the case.

•	Institutional Shareholder Services has recognized the Company’s outstanding corporate governance practices by awarding it a Corporate Governance Quotient (CGQ®) of better than 98.8% of Russell 3000 companies and better than 99.3% of Media companies as of March 1, 2007.

•	Although there is not an independent Chairman of the Board, the Company has addressed any independent oversight concerns by appointing Mr. Kamerschen, an independent Director, as the Board’s Lead Director. As described in our Corporate Governance Guidelines, which are available on the Company’s website at www.rhd.com, the Lead Director serves as the liaison between the independent members of the Board and the Chairman and Chief Executive Officer and other members of management with respect to sensitive Board matters, as well as a principal point of contact for stockholders and other constituents to interact with the independent members of the Board. The Lead Director’s duties include, without limitation, chairing executive sessions of independent Directors, coordinating with the Chairman and Chief Executive Officer with respect to all Board matters, and participation in Board recruitment and the annual Chief Executive Officer and Board evaluation processes.

•	Mr. Hubbard resigned from the Board in December 2006, and so the number of other boards on which he serves is no longer relevant to the Company’s stockholders.

In accordance with the Company’s Certificate of Incorporation and Delaware law, an amendment to the Company’s Certificate of Incorporation requires the Board to declare the amendment advisable, as well as the subsequent affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon. Therefore, adoption of this proposal would not in itself eliminate the classified Board, but would only amount to an advisory recommendation to the Board to take the necessary steps to achieve a declassified Board. If no voting instructions are given, the accompanying proxy will be voted against this proposal.

The affirmative vote of the stockholders holding a majority of the shares of common stock of the Company represented in person or by proxy at the Meeting is required to approve Proposal 3. If no voting instructions are given, the accompanying proxy will be voted against this proposal. Under New York Stock Exchange rules, brokers who hold street name shares cannot vote in their discretion on this proposal. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting, the shares are considered present at the Meeting for purposes of Proposal 3 but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. Broker non-votes on Proposal 3, are not considered present at the Meeting for such proposal and they are, therefore, not counted in respect of such proposal. Such broker non-votes, however, do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

BOARD OF DIRECTORS

NOMINEES

CLASS II — TERM EXPIRES AT THE 2010 ANNUAL MEETING

ALAN F. SCHULTZ	Director since May 2005

Mr. Schultz, 48, has served as Chairman, President and Chief Executive Officer of Valassis Communications, Inc., a marketing services company, since 1998. Mr. Schultz currently serves on the board of Valassis Communications, Inc.

BARRY LAWSON WILLIAMS	Director since June 1998

Mr. Williams, 62, has served as President and a director of Williams Pacific Ventures, Inc., a venture capital and real estate investment and consulting firm since 1987. Previously, he served as Interim President and Chief Executive Officer of the American Management Association International, a leading membership-based management development organization, from November 2000 to June 2001. Mr. Williams serves on the boards of CH2M Hill Companies, Ltd., Northwestern Mutual Life Insurance Company, PG&E Corp., Simpson Manufacturing Company and SLM Corporation.

EDWINA WOODBURY	Director since November 2004

Ms. Woodbury, 55, has served as Chief Executive Officer and President of The Chapel Hill Press, Inc., a local publishing company, since 1999. Previously, she held various positions at Avon Products, Inc., a cosmetics marketer, including Chief Financial and Administrative Officer. Ms. Woodbury also sits on the Board at RadioShack Corporation.

Mr. Russell T. Lewis, presently a Class II member of the Board, has notified the Board that he does not intend to stand for re-election for personal (non-business related) reasons.

DIRECTORS CONTINUING IN OFFICE

CLASS I — TERM EXPIRES AT THE 2009 ANNUAL MEETING

NANCY E. COOPER	Director since February 2003

Ms. Cooper, 53, has served as Executive Vice President and Chief Financial Officer of CA, Inc., a leading information technology management software company, since August 2006. Prior to that, she served as Senior Vice President and Chief Financial Officer of IMS Health Incorporated, a leading provider of information solutions to the pharmaceutical and healthcare industries, since 2001. Prior to that, she served as Chief Financial Officer at Reciprocal, Inc., a leading digital distribution infrastructure enabler, since 2000.

ROBERT KAMERSCHEN	Director since June 1998

Mr. Kamerschen, 71, has served as the Non-Executive Chairman of Survey Sampling International LLC since 2005, and is a private investor. In 1999, he retired as Chairman of ADVO, Inc., a leading full-service targeted direct mail marketing services company, a position he had held since 1989. He had been Chairman and Chief Executive Officer of DIMAC Corporation, a direct marketing services company, from October 1999 until 2002. Mr. Kamerschen currently serves on the boards of IMS Health Incorporated, MDC Partners Corporation and Vertrue Incorporated.

DAVID C. SWANSON	Director since December 2001

Mr. Swanson, 52, has served as Chief Executive Officer of the Company since May 2002. He first became Chairman of the Board in December 2002, surrendered that position in January 2006 in connection with the Dex Media merger, and was re-appointed Chairman once again in April 2006. He served as President and Chief Operating Officer of the Company from December 2000 until May 2002. Prior to that, Mr. Swanson held increasing levels of responsibility in sales, sales management and executive management since joining the Company in 1985.

CLASS III — TERM EXPIRES AT THE 2008 ANNUAL MEETING

MICHAEL P. CONNORS	Director since January 2006

Mr. Connors, 51, has served as Chairman and Chief Executive Officer of Information Services Group Inc., a special purpose acquisition company focused on the information services industry, since July 2006. Prior to that, he served as Chairman and Chief Executive Officer of VNU Media Measurement and Information Group, an information and media company, which he created in 2001 by combining VNU’s media information, Internet, software and entertainment businesses, including Nielsen Media Research, Nielsen Entertainment and NetRatings, until June 2005. In addition to heading this unit, Mr. Connors served during 2003 and 2004 as Chairman of VNU World Directories, which included VNU’s Yellow Pages and directory businesses. Prior to joining VNU, Mr. Connors served as Vice Chairman of AC Neilsen Corporation, a leading marketing information services company. Mr. Connors joined the Dex Media board as a director in May 2005 and became a director of the Company upon consummation of the Dex Media merger in January 2006. He presently serves on the board of Eastman Chemical Company and Information Services Group.

DAVID M. VEIT	Director since February 2003

Mr. Veit, 68, is retired Executive Director of Pearson plc, an international media and publishing company, a position he held from 1981 to 1998. He most recently served as Senior Advisor to Bain Capital Inc., a leading private investment firm, from 1998 to 2001. During that time, he served as Chief Executive Officer of two portfolio companies of Bain Capital, Bentley’s Luggage and Gifts and Jostens Learning Corporation. Mr. Veit serves as an independent Governor of The American Stock Exchange.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit and Finance Committee

The Audit and Finance Committee has overall responsibility for the integrity of the Company’s financial reporting process, including oversight of the preparation of financial statements and related financial information and the annual independent audit of such statements, as well as responsibility for the Company’s system of internal controls, internal audit process, risk assessment and management processes and compliance function. The Audit and Finance Committee, among other matters: appoints, removes, compensates (with the Company providing appropriate funding as determined by the Audit and Finance Committee) and oversees the activities of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; reviews the scope of and supervises the audit examination, including staffing, with any independent registered public accounting firm reporting directly to the Audit and Finance Committee; reviews at least annually the independence of any independent registered public accounting firm; assesses the adequacy of financial disclosures to stockholders and reviews the interim and year-end financial statements prepared by management prior to external reporting; reviews and pre-approves all audit and non-audit services provided by any independent registered public accounting firm; reviews findings and recommendations of any independent registered public accounting firm and management’s responses; reviews the internal audit function and scope and their findings and recommendations and management’s responses; reviews with management policies and procedures with respect to risk assessment and management; reviews the system of internal controls; establishes and monitors procedures for receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting control or auditing matters; in coordination with the Corporate Governance Committee, establishes and administers policies with respect to corporate responsibility and ethical business practices; oversees other compliance matters; reviews and oversees the Company’s fraud prevention policies, including the evaluation and remediation of violations reported; assesses annually the performance of the Audit and Finance Committee (including compliance with the Audit and Finance Committee Charter) and adequacy of the Audit and Finance Committee Charter and recommends changes to the Audit and Finance Committee Charter, as appropriate; prepares the Report of the Audit and Finance Committee on Financial Reporting included in this Proxy Statement on pages 20-21; regularly reports to the

Board of Directors with respect to its activities and has the authority to engage and discharge independent counsel and other advisors as it deems necessary to carry out its duties and to obtain appropriate funding from the Company. In addition, the Audit and Finance Committee has responsibility for reviewing proposed and existing financing arrangements (and compliance with governing documents) and for making recommendations to the Board regarding financing requirements for the Company and sources for such financing.

Generally, the Audit and Finance Committee approves each year the specific types and estimated amounts of all audit and non-audit services that are contemplated to be performed by any independent registered public accounting firm during that calendar year, before any such work commences. The Chairperson of the Audit and Finance Committee may approve other services not prohibited by applicable law or regulation and not previously approved by the Audit and Finance Committee up to $250,000 at any one time. The Chairperson may also approve services previously approved by the Audit and Finance Committee at amounts up to $250,000 higher than previously approved by the Audit and Finance Committee. In either case, the Chairperson will report her approval of such additional services and/or amounts to the Audit and Finance Committee at its next scheduled meeting or at a special meeting which may be called in the absolute discretion of the Chairperson and such amounts are subject to Audit and Finance Committee ratification. The Chairperson may also defer to the Audit and Finance Committee with respect to any such additional services or amounts. The Chairperson and/or the Audit and Finance Committee is authorized to approve such additional non-audit services without limit after they determine that such services will not impair the independence of the independent registered public accounting firm.

The Audit and Finance Committee met eight times during 2006. The Audit and Finance Committee members are Mdmes. Woodbury (chairperson) and Cooper and Messrs. Schultz and Veit. The Audit and Finance Committee Charter is available on the Company’s website at www.rhd.com.

Compensation and Benefits Committee

The Compensation and Benefits Committee, among other matters: reviews executive compensation practices and programs; reviews and approves compensation and related matters for senior management; administers the Company’s compensation and benefit plans for employees (including senior management) and non-management directors; annually reviews the performance of the Chief Executive Officer and determines and approves (together with other independent directors) the Chief Executive Officer’s compensation, subject to ratification by the Board of Directors; assesses annually the performance of the Compensation and Benefits Committee (including compliance with the Compensation and Benefits Committee Charter) and adequacy of the Compensation and Benefits Committee Charter and recommends changes to the Compensation and Benefits Committee Charter, as appropriate; reviews management’s Compensation Disclosure and Analysis included in this Proxy Statement beginning on page 22; prepares the Report of the Compensation and Benefits Committee included in this Proxy Statement on page 36; regularly reports to the Board of Directors with respect to its activities and has the authority to engage and discharge independent counsel and other advisors as it deems necessary to carry out its duties and to obtain appropriate funding from the Company. The Committee may delegate the authority granted to it under its charter to a subcommittee, in order to ensure compliance with legal and regulatory obligations, timely decision making or for other purposes. This delegation may include delegation to management, but only with respect to compensation matters affecting employees other than the persons to whom any authority is so delegated.

The Compensation and Benefits Committee is responsible for reviewing and approving all aspects of the compensation paid to the Company’s Chief Executive Officer, the four other most highly paid executive officers and any other employees identified as Section 16(a) reporting persons. The Compensation Committee also approves all arrangements providing for the payment of benefits following a change of control of the Company or severance following a termination of employment. For a further description of the Company’s executive compensation program, the processes and procedures that the Committee follow in considering and determining executive compensation, and the role of management and compensation consultants with respect to executive compensation, see “Director and Executive Compensation — Compensation Discussion and Analysis” beginning on page 22.

In addition to executive compensation, the Compensation and Benefits Committee reviews all aspects of director compensation and makes recommendations to the Board regarding any changes in compensation levels. The Compensation and Benefits Committee administers our equity incentive plans with respect to our directors, including approval of grants of stock options and other equity or equity-based awards, and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans for directors. The Compensation and Benefits Committee periodically reviews director compensation in relation to comparable companies and other relevant factors. In addition, the Compensation and Benefits Committee, on the advice of counsel, assists the Board in developing corporate governance guidelines relating to director compensation. Any change in director compensation must be approved by the Board of Directors. Other than in his capacity as a director, no executive officer other than the Chief Executive Officer participates in determining director compensation. From time to time, the Compensation and Benefits Committee or the Board of Directors may engage the services of a compensation consultant to provide information regarding director compensation at comparable companies. For a further description of director compensation, see “Director and Executive Compensation — Director Compensation” beginning on page 55.

The Compensation and Benefits Committee met five times during 2006. The Compensation and Benefits Committee members are Messrs. Williams (chairperson), Connors and Lewis (until the Meeting). The Compensation and Benefits Committee Charter is available on the Company’s website at www.rhd.com.

Corporate Governance Committee

The Corporate Governance Committee, among other matters: makes recommendations to the Board regarding criteria to be used to assess qualifications for Board membership and procedures for nominations, including stockholder nominations (see “— Corporate Governance Matters” beginning on page 16 for a discussion of procedures with respect to stockholder nominations); reviews qualifications of potential candidates, including incumbent directors and stockholder nominees; makes recommendations to the Board of persons to serve on the Board and the various committees of the Board and related classification, independence and expertise determinations; makes recommendations to the Board regarding corporate governance policies, guidelines and procedures, including functioning of the Board and its Committees, as well as annual evaluations; in coordination with the Audit and Finance Committee, establishes and administers policies with respect to corporate responsibility and ethical business practices; assesses annually the performance of the Corporate Governance Committee (including compliance with the Corporate Governance Committee Charter) and adequacy of the Corporate Governance Committee Charter and recommends changes to the Corporate Governance Committee Charter, as appropriate; regularly reports to the Board of Directors with respect to its activities; and has the authority to engage and discharge independent counsel and other advisors as it deems necessary to carry out its duties and to obtain appropriate funding from the Company.

The Corporate Governance Corporate Governance Committee met three times during 2006. The Corporate Governance Committee members are Messrs. Connors (chairperson), Lewis (until the Meeting) and Williams. The Company’s Corporate Governance Guidelines and Policy on Business Conduct are available on the Company’s website at www.rhd.com. In addition, the Corporate Governance Committee Charter is also available on the Company’s website at www.rhd.com. See “— Corporate Governance Matters” below.

ATTENDANCE AT BOARD MEETINGS

Ten meetings of the Board of Directors were held during 2006. No incumbent director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and of the Committees of the Board on which he or she served during the period for which he or she was a director.

INDEPENDENCE AND FINANCIAL EXPERTISE DETERMINATIONS

The Board of Directors has unanimously determined that Messrs. Connors, Kamerschen, Lewis, Schultz, Veit and Williams and Mdmes. Cooper and Woodbury neither are affiliated persons of the Company nor do they have any material relationship with the Company, and therefore qualify as independent directors within the meaning of all applicable laws and regulations, including the independence standards of the New York Stock Exchange attached hereto as Annex A, which the Board has adopted as categorical standards to assist it in making determinations of independence. As a result, independent directors constitute a majority of the Company’s Board of Directors. In addition, all members of all Committees qualify as independent within the meaning of all applicable laws and regulations, including the independence standards of the New York Stock Exchange. Furthermore, Messrs. Flanders and Hubbard, former Directors who served during a portion of 2006, were deemed independent under these standards.

In making these independence determinations, the Board considered all of the automatic bars to independence specified in the respective independence standards of the SEC and the New York Stock Exchange and definitively determined that none of those conditions existed. In addition, the Board considered whether any material relationship beyond the automatic bars existed between the Company and/or its management and/or any of their respective affiliates or family members, on the one hand, and each director or any family member of such director or any entity with which such director or family member of such director was employed or otherwise affiliated, on the other hand. For those directors for whom the Board determined there was a relationship, the Board then considered whether or not the relationship was material or did in fact, or could reasonably be expected to, compromise such director’s independence from management. The Board definitively determined for those directors identified as independent above that either no such relationship existed at all or that any relationship that existed was not material and/or did not so compromise such director’s independence from management. See “Director and Executive Compensation — Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Party Transactions” for a description of certain relationships or other matters the Board considered in making these independence determinations.

The Board of Directors has also unanimously determined that Mdmes. Cooper and Woodbury, each present members of the Audit and Finance Committee, qualify as “audit committee financial experts” and possess “accounting or related financial management expertise” within the meaning of all applicable laws and regulations. For a description of Mdmes. Cooper’s and Woodbury’s experience, see “— Nominees” and “— Directors Continuing in Office.” In addition, the Board has unanimously determined that all members of the Audit and Finance Committee are financially literate and, as stated above, independent as that term is used in Item 407(a) of Regulation S-K. No member of the Audit and Finance Committee presently serves on three or more other public company audit committees.

CORPORATE GOVERNANCE MATTERS

Majority Voting Policy.  In April 2006, the Company’s Board of Directors approved an amendment to the Company’s Bylaws to require Directors to be elected by a majority of the votes cast with respect to that Director in uncontested elections (the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director). Only votes “for” or “against” are counted in determining whether a majority has been cast in favor of a Director. Shares not present at the meeting, shares voting “abstain” and broker non-votes, if any, are not counted for purposes of the election of Directors. If a nominee who is serving as a Director is not elected in an uncontested election, under Delaware law that Director would continue to serve on the Board of Directors as a “holdover director.” Under the Company’s Bylaws, however, any nominee serving as a Director who fails to be elected must offer to tender his or her resignation to the Board of Directors.

The Company’s Corporate Governance Committee is required to make recommendations to the Board of Directors with respect to any such resignation. The Board of Directors is required to take action with respect to this recommendation and to disclose its decision and the rationale behind it. Details of the procedures are set out under “Proposal 1: Election of Directors.”

Stockholder nomination procedures.  Stockholders’ recommendations for nominees to the Board of Directors will be considered by the Corporate Governance Committee provided such nominations are made in accordance with (i) the Company’s Bylaws and (ii) the following procedural requirements: To be effective and thereby considered by the Corporate Governance Committee, any stockholder recommendation must, at a minimum, (A) be made in writing, addressed to the Corporate Secretary and delivered in accordance with the delivery and time frame requirements reflected in the Company’s Bylaws (see “Other Information — How to Nominate Members of the Board of Directors” on page 61), and (B) set forth (1) the full legal name, address and telephone number of the recommending stockholder and whether that person is acting on behalf of or in concert with any other beneficial owners, and if so, the same information with respect to them, (2) the number of shares held by any such person as of a recent date and how long such shares have been held, or if such shares are held in street name, reasonable evidence satisfactory to the Corporate Governance Committee of each such person’s ownership of shares as of a recent date, (3) the full legal name, address and telephone number of the proposed nominee for director, (4) a reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, with particular reference to the eligibility criteria utilized by the Corporate Governance Committee as set forth below, as well as any other information required to be disclosed in the solicitation for proxies for election of directors pursuant to the rules of the SEC, (5) disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates), (6) disclosure of any direct or indirect relationship between the proposed nominee and the Company, any employee or other director of the Company, any beneficial owner of more than 5% of the Company’s common stock, or any of their respective affiliates, (7) disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Meeting or any subsequent annual meeting of stockholders of the Company, and (8) a written, signed, and notarized acknowledgment from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a director if so elected and consenting to the Company’s undertaking of an investigation into their background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, the Company or its management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Corporate Governance Committee to their consideration of such person as a potential candidate.

There have been no material changes to the procedures relating to stockholder nominations during 2006. There were no changes made to the Bylaws during 2006 that impact stockholder nominations. The Corporate Governance Committee believes that these formalized procedural requirements are intended solely to ensure that it has sufficient basis on which to assess potential candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Corporate Governance Committee does not believe that any such requirements subject any stockholder or stockholder nominee to any unreasonable burden. The Corporate Governance Committee and the Board reserve the right to change the above procedural requirements from time to time and/or waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Corporate Governance Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.

The nominees listed in this Proxy Statement are present directors standing for re-election. As of the date of this Proxy Statement, the Company had not received any nominations from stockholders or other parties with respect to election of directors at this Meeting.

The Company’s Corporate Governance Guidelines, available on the Company’s website at www.rhd.com, set forth the criteria that the Corporate Governance Committee will utilize to assess Board candidates, including incumbent directors and stockholder nominees. There are no specific minimum qualifications or standards under the Corporate Governance Guidelines, rather the Corporate Governance Committee will review and assess the totality of the circumstances with respect to any and all candidates. These criteria include, without limitation, the candidate’s judgment, skill, diversity, character, integrity, collegiality, willingness to act upon and be accountable for majority Board decisions, experience (particularly with businesses and other organizations of comparable size and within similar or related industries) and how that experience interplays with that of the other Board members, independence from management, and the ability of the candidate to attend Board and Committee meetings regularly and to devote an appropriate amount of time and effort in preparation for those meetings. Ultimately, the Corporate Governance Committee will nominate those individuals who the Corporate Governance Committee believes will, in conjunction with other members of the

Board, best collectively serve the best long-term interests of our stockholders and other stakeholders. In assessing stockholder nominees, the Corporate Governance Committee will consider the same criteria utilized for other candidates, but will also consider whether the candidate can serve the best interests of all stockholders of the Company and not be beholden to the sponsoring person or group.

Third-party consultants may be retained from time to time to identify potential candidates, but any such retention will be made directly by the Corporate Governance Committee. If retained, third party consultants would be used primarily to identify potential candidates, conduct customary background and reference checks and recommend potential candidates to the Corporate Governance Committee in accordance with criteria furnished by the Corporate Governance Committee. On occasion, at the request of the Chairperson of the Corporate Governance Committee, third-party consultants may also conduct preliminary screening and interviews to assess candidate suitability in accordance with criteria furnished by the Corporate Governance Committee.

Lead Director.  During 2004, in response to general recommendations of a Blue Ribbon Commission convened by the National Association of Corporate Directors, the Board appointed Mr. Kamerschen as Presiding Director of the Board. Mr. Kamerschen was re-appointed as Lead Director by the Board in connection with the Dex Media merger. As described in our Corporate Governance Guidelines, which are available on the Company’s website at www.rhd.com, the Lead Director serves as the liaison between the independent members of the Board and the Chairman and Chief Executive Officer and other members of management with respect to sensitive Board matters, as well as a principal point of contact for stockholders and other constituents to interact with the independent members of the Board. The Lead Director’s duties include, without limitation, chairing executive sessions of independent directors, coordinating with the Chairman and Chief Executive Officer with respect to all Board matters, and participation with the relevant Committee Chairs in Board recruitment and the annual Chief Executive Officer and Board evaluation processes.

Executive Sessions.  As reflected in each Committee Charter available on the Company’s website at www.rhd.com, each Committee regularly meets in executive session with no management representatives present. In addition, under the Company’s Corporate Governance Guidelines available on the Company’s website at www.rhd.com, the Board of Directors meets in executive session with no management representatives present, on a regular basis, no less than three times per year, including at least a portion of one meeting where only independent directors will participate. These pre-scheduled Board executive sessions are held prior to specified scheduled Board meetings, and brief executive sessions also generally precede or follow all other Board meetings. At Committee executive sessions, the chairperson, who is in all cases independent of management, presides and keeps the minutes. At Board executive sessions, the Lead Director, presides and keeps the minutes. The Lead Director is responsible for setting an agenda for the executive session, working with management to circulate any necessary preparatory materials, leading the executive session and keeping minutes of the executive session. The Lead Director is also responsible to work with the Chairman and Chief Executive Officer to develop the agenda for the regularly scheduled Board meetings.

As reflected in our Corporate Governance Guidelines, while the Board does not presently require its members to attend annual meetings of stockholders, it does encourage its members to do so and will endeavor to have the Lead Director or a Committee chairperson in attendance at any stockholder meeting, when possible. However, the Board is sensitive to stockholder access concerns and will periodically monitor and reassess this policy to ensure it remains open and available for stockholder communications. In 2006, Ms. Woodbury, Chair of the Audit and Finance Committee, attended the annual meeting.

Code of Ethics.  In 2003, the Board approved an enhanced code of ethics applicable to the Board, senior management including financial officers, and all other employees. In connection with the Corporate Governance Committee’s comprehensive review of all of the Company’s governance policies and practices following the Dex Media merger, the Corporate Governance Committee recommended and the Board adopted certain revisions to this Policy on Business Conduct in April 2006 and January 2007. This Policy on Business Conduct is available on the Company’s website at www.rhd.com and will be provided upon request at no charge. Any waiver of any provision of that Policy made with respect to any director or executive officer of the Company will be promptly posted on our web site at the same link as the Policy itself and will be disclosed in the next periodic report required to be filed with the SEC. In addition, the Company will provide a copy of its Corporate Governance Guidelines and any Committee Charter referenced herein upon request at no charge. Any such request should be mailed to the Company’s principal executive offices, 1001 Winstead Drive, Cary, North Carolina 27513, Attention: Investor Relations. Requests from beneficial stockholders must set forth a good faith representation as to such ownership on that date.

Communications with Interested Parties.  Our Board welcomes communications from stockholders and other interested parties. Interested parties may contact the Board by writing to David C. Swanson, Chairman and Chief Executive Officer, c/o R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, NC 27513. Interested parties may contact the independent members of our Board with any governance questions or other concerns, as follows: Robert Kamerschen, Lead Director, c/o R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513. In addition, any questions or concerns regarding financial reporting, internal controls, accounting or other financial matters may be forwarded to Ms. Edwina Woodbury, Chair of the Audit and Finance Committee, c/o R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513. Your inquiries will not be read by the Company and will be forwarded directly to the addressee. Persons wishing to submit anonymous, confidential inquiries or comments regarding the Company may do so through ethicspoint.com, our web-based reporting system, by simply following the instructions on that site. These procedures for communications between independent members of our Board and interested parties were approved by the independent and non-management members of our Board.

Review of Governance Matters.  In light of the re-composition of the Board and the Corporate Governance Committee following the Dex Media merger, at its April 2006 meeting, the Corporate Governance Committee conducted a comprehensive review of all of the Company’s corporate governance policies and practices.

As a result of the comprehensive review of all of the Company’s governance policies and practices, the Corporate Governance Committee recommended to the Board and the Board adopted certain revisions to the Company’s Corporate Governance Guidelines. The revised Corporate Governance Guidelines are available on the Company’s website at www.rhd.com. In addition, the Corporate Governance Committee also recommended and the Board adopted certain other less material modifications to the Corporate Governance Committee Charter, as well as to the Policy on Business Conduct. The revised Corporate Governance Committee Charter and the revised Policy on Business Conduct are available on the Company’s website at www.rhd.com.

REPORT OF THE AUDIT AND FINANCE COMMITTEE
ON FINANCIAL REPORTING

The Audit and Finance Committee of the Board of Directors is comprised entirely of independent directors, within the meaning of, and in accordance with, all applicable laws and regulations, including the independence standards of the New York Stock Exchange. The Audit and Finance Committee operates pursuant to a written charter and under delegated authority from the Board of Directors.

Management is responsible for the Company’s financial reporting process, financial statements (including notes thereto) and internal controls and procedures. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States), and issuing written reports thereon to the Board and the Company’s stockholders. The Audit and Finance Committee is responsible for monitoring and overseeing this entire process, including sole authority to appoint, remove and compensate the independent registered public accounting firm. See “— Committees of the Board of Directors — Audit and Finance Committee” for further information regarding the Audit and Finance Committee’s duties.

The Audit and Finance Committee regularly met and held discussions with management and KPMG during 2006 (and with its predecessor registered independent public accounting firm, PwC, during 2005) regarding the financial reporting process, the audited and unaudited consolidated financial statements and the internal controls and procedures. Specifically with respect to the Company’s financial statements and its internal control over financial reporting for the year ended December 31, 2006, the Audit and Finance Committee discussed with KPMG (i) the overall scope of its audit, (ii) the results of its examination of the consolidated financial statements and the Company’s internal control over financial reporting, (iii) the overall quality of the financial reporting process and the financial statement disclosures and (iv) the matters required to be discussed by KPMG under (a) Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as modified or supplemented, and (b) New York Stock Exchange Listing Standards, as modified or supplemented, including, the written disclosures regarding independence delivered by KPMG to the Audit and Finance Committee. The Audit and Finance Committee engaged in the same activities with PwC with respect to prior periods.

Management has represented to the Audit and Finance Committee that the Company’s audited consolidated financial statements for the year ended December 31, 2006 were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, based upon the Audit and Finance Committee’s review of the financial statements and its discussions with management and KPMG referred to above, the Audit and Finance Committee has recommended to the Board of Directors (and the Board has accepted such recommendation) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Fees. Aggregate fees for professional services rendered to the Company by KPMG for the year ended December 31, 2006 and by PwC for the year ended December 31, 2005, all of which have been approved by the Audit and Finance Committee, were as follows:

	2006	2005
	KPMG	PwC

Audit Fees	$2,575,615	$1,680,793
Audit-Related Fees	$38,286	$1,137,119
Tax Fees	$32,800	$216,531
All Other Fees	$0	$3,113

Total	$2,646,701	$3,037,556

In accordance with rules under Item 9(e) of Schedule 14A and Item 14 of Form 10-K, the Company has included in the above table comparative amounts of fees for the audit of the consolidated financial statements on an accrual basis with respect to 2006 and 2005, and other fees on an as billed basis.

Audit Fees for the years ended December 31, 2006 and 2005 were for professional services rendered by KPMG and PwC, as applicable, for the audits of the consolidated financial statements of the Company, including the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, comfort letters, consents and review of other documents filed with the SEC. The amount for 2006 represents an estimate of overall fees, which have not yet been fully billed.

Audit-Related Fees for the years ended December 31, 2006 and 2005 were for assurance and related services rendered by KPMG and PwC, as applicable, including the audit of the Company’s employee benefit plans ($0 in 2006 and $158,265 in 2005), financial accounting and reporting consultations, acquisition due diligence and related assurance services in connection with acquisitions ($0 in 2006 and $684,471 in 2005), audits of subsidiary financial statements required by Rule 3-16 of Regulation S-X ($0 in 2006 and $122,653 in 2005) and various other financial accounting, reporting and assurance services ($38,286 in 2006 and $171,730 in 2005). Additionally, the Company incurred fees in 2006 of $67,086 for assurance services rendered by PwC in connection with one of the Company’s defined benefit plans.

Tax Fees for the years ended December 31, 2006 and 2005 were for services rendered by KPMG and PwC, as applicable, in connection with tax compliance ($0 in 2006 and $106,147 in 2005), general tax planning and advice ($32,800 in 2006 and $13,594 in 2005) and tax advice related to acquisitions ($0 in 2006 and $96,790 in 2005).

All Other Fees in 2005 were for accounting research software.

The following table presents fees for professional services rendered by KPMG for the audit of Dex Media’s annual financial statements for the year ended December 31, 2005 and fees billed for other services rendered by KPMG during that period. Also presented below are fees for professional services rendered by KPMG in its capacity as independent registered public accountants for Dex Media through January 31, 2006 for the audit of Dex Media’s financial statements for the one-month period ended January 31, 2006 and fees billed for other services rendered by KPMG during that period.

	2006	2005

Audit Fees(1)	$353,568	$1,996,860
Audit-Related Fees(2)	—	202,500
Tax Fees(3)	10,765	27,525
All Other Fees	—	—

Total	$364,333	$2,226,885

(1)	Audit Fees consisted principally of fees for the audit of financial statements and review of the financial statements included in Quarterly Reports on Form 10-Q, comfort letters, consents and assistance with and review of Dex Media’s registration statements filed with the SEC.

(2)	Audit-Related Fees consisted of financial due diligence performed prior to entering into the Dex Media merger.

(3)	Tax Fees consisted principally of fees for tax consultation and tax compliance activities.

The Audit and Finance Committee engaged the services of Anton Collins Mitchell LLP (“ACM”) for audits of the Company’s employee benefit plans subsequent to the Dex Media merger on January 31, 2006. ACM was the predecessor auditor for the employee benefit plans of Dex Media prior to the Dex Media merger. Fees paid to ACM for the Company’s employee benefit plan audits totaled $251,015 in 2006 and $97,060 in 2005 (Dex Media plans only).

Audit and Finance Committee

Edwina Woodbury, Chairperson
Nancy E. Cooper
Alan F. Schultz
David M. Veit

DIRECTOR AND EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion and analysis of our compensation program for named executive officers should be read in conjunction with the accompanying tables and text disclosing the compensation awarded to, earned by or paid to the named executive officers.

Compensation of our named executive officers is determined under the Company’s compensation program for senior executives. This program is governed by the Compensation and Benefits Committee of the Board of Directors (the “Committee”). Currently, the Committee determines the compensation of all eleven of our executive officers. This discussion and analysis focuses on our named executive officers listed in the Summary Compensation Table and other compensation tables in this Proxy Statement.

Objectives of Our Compensation Program for Named Executive Officers

In 2002, four years after we were spun off from The Dun & Bradstreet Corporation, our management team initiated a major transformation of RHD with the encouragement and support of our Board of Directors. Led by our then-newly-promoted Chief Executive Officer, Dave Swanson, the key element of this transformation was a change in our strategic direction from a sales agent for hard-copy yellow pages directories to an owner-operator of an integrated local commercial search business with a strong growth orientation. Since 2002, our management team has engineered, executed and integrated a series of major, transformative acquisitions, including our acquisition of Sprint Publishing’s directory business in January 2003 and AT&T’s directory publishing business in Illinois and NW Indiana in September 2004, and our merger with Dex Media Inc. in January 2006. Propelled by this dramatic transformation, we remain committed to a strong growth orientation. Our management team now comprises internally-promoted executives, executives joining our Company with our acquisitions and selectively-recruited, high-performing, experienced executives.

We intend that our executive compensation program support this transformational, growth-oriented business strategy by motivating and rewarding management activities that create sustainable shareholder value over time. Our key executive compensation objectives are to:

•	Enable us to attract and retain the key leadership talent required to successfully execute our aggressive business strategy;

•	Align executive pay with performance, both annual and long-term;

•	Ensure internal equity;

•	Strongly link the interests of executives to those of our stockholders and other key constituencies;

•	Keep our executive compensation practices transparent, in line with best practices in corporate governance and in compliance with applicable rules and regulations; and

•	Administer executive compensation on a cost-effective and tax-efficient basis.

We seek to achieve these broad objectives through:

•	A strong emphasis on variable, performance-based pay that motivates executives to achieve our business objectives and holds them accountable for shareholder value-enhancing activities and results;

•	Significant use of equity compensation and stock ownership guidelines to foster a strong ownership culture focused on sustainable long-term growth;

•	Increasing the proportion of total direct remuneration that is (a) performance-based and at risk, and (b) represented by equity as executives undertake greater levels of responsibility;

•	Compensation opportunities that are competitive in the market for high-performing business leadership talent, based on appropriate evaluation of that marketplace as well as the individual’s position, responsibilities and results achieved;

•	Assurances to executive officers of fair treatment and reasonable financial security in the event the executive’s services are no longer needed by us;

•	Assurances to executive officers of fair treatment and reasonable financial security so that they can identify, consider and pursue transactions that would be beneficial to stockholders, but which might adversely impact their employment status or financial condition;

•	Securing executive officer commitments that safeguard our business, including protection from competition and other adverse activities, both during employment and after employment ends;

•	Use of compensation vehicles whose cost structure and tax treatment are consistent with our business plan/budget, minimize dilution and take into account the financial and accounting consequences to us; and

•	Governance by an informed Board of Directors and its independent Compensation and Benefits Committee in an open environment of full disclosure, careful analysis and thorough consideration.

To accomplish these objectives, we intend that the levels of compensation available to executive officers who successfully enhance shareholder value be fair internally as compared to each other, and externally as compared to that offered by other similarly performing companies that potentially compete for their services. This is critical to our ability to retain our high-quality executives who have already demonstrated their leadership, commitment, vision and overall worth to our organization, and who may be sought by other firms or whose other interests might attract them away from RHD. It is likewise critical to our ability to attract new executives who share our values and commitment and who have demonstrated elsewhere the leadership, commitment and vision needed to guide the Company.

Elements of Our Compensation Program for Named Executive Officers

We have structured the major portion of executive compensation as total direct remuneration, encompassing salary, annual incentive awards and long-term incentive awards. Additional elements supplement total direct remuneration. The table below lists the various compensatory elements of our current program for named executive officers, which we refer to collectively as the NEOs, and briefly explains the purpose of each element.

Element of
Compensation		How This Element Promotes
Program	Description	Company Objectives

Annual Compensation(1):
— Salary	Fixed annual compensation	Intended to be competitive with marketplace in order to aid in recruitment and retention
— Annual Incentive	Opportunity to earn performance-based compensation for achieving pre-set annual goals. For 2006, the primary goals were based on advertising sales growth, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted earnings per share (“EPS”) and adjusted free cash flow per share.(2)	Motivate and reward achievement of short-term operating corporate objectives that enhance long- term shareholder value
Long-term Compensation:(1)
— Stock appreciation rights (“SARs”)	SARs, which have the same economic attributes as stock options, were granted to named executives in late 2005, at a premium price to market, subject to completion of Dex Media merger in early 2006, and vest ratably on the first three anniversaries of the date of grant	More highly leveraged risk and reward alignment with shareholder value; vesting terms promote retention; use of SARs rather than options to minimize share dilution

Element of
Compensation		How This Element Promotes
Program	Description	Company Objectives

Other Compensation Elements:
— Retirement income	Qualified and non-qualified defined benefit and defined contribution plans intended to provide pensions or lump sum payments upon retirement	Modest program designed to provide basic benefits to aid in retention
— Deferred compensation	Opportunity to defer cash compensation and defer settlement of restricted stock unit awards	Attractive compensation program of relatively low cost in order to aid in recruitment and retention; permits tax-favored savings
— Severance payments and benefits	Payments and benefits upon termination of an executive’s employment in specified circumstances	Intended to provide financial security at competitive levels to attract lateral hires and to retain executives
— Severance payments and benefits after a change in control	Payments and benefits upon termination of an executive’s employment in specified circumstances within two years after a change in control	Intended to provide financial security at competitive levels to attract and retain executives under disruptive circumstances, such as a change in control and leadership transitions; and to encourage management to identify, consider and pursue transactions that would benefit stockholders, but that might adversely impact management
— Benefits	Health and welfare benefits	Customary programs to facilitate recruitment and retention
— Perquisites	Modest personal benefits, such as limited personal use of company aircraft, financial planning services and executive health services	Intended to recognize and provide additional compensation to executives at a relatively low cost

(1)	Salary, annual incentive and long-term compensation comprise “total direct remuneration.” The Committee’s stated objective is to position an executive’s total direct remuneration opportunity over time for target performance between the 60th and 75th percentile of competitive market compensation for the executive’s position. See “Total Direct Remuneration” below for a more detailed discussion of these elements of executive compensation.

(2)	These are non-GAAP measures. Our Current Report on Form 8-K furnished to the SEC on October 27, 2004 disclosed that we would utilize these non-GAAP measures for executive compensation purposes, and also identified the most comparable GAAP measures, discussed quantitative reconciliations between the applicable GAAP and non-GAAP measures, and provided such other information required by Regulation G under the Securities Exchange Act of 1934 (the “Exchange Act”) and Item 10(e) of Regulation S-K under the Exchange Act. A reconciliation between these non-GAAP measures and the most comparable GAAP measures appears as Annex C to this Proxy Statement.

The Committee reviews and takes into account all elements of executive compensation in setting policies and determining compensation amounts. In the process, the Committee reviews ongoing reports and special analyses of compensation for all executive officers, including the Chief Executive Officer, in consultation with its independent executive compensation consultant, Steven Hall & Partners. These reports and analyses include such information as the value to the executive and cost to us of total remuneration at various performance levels during employment and in the event of termination, as well as compensation programs, structures and practices, remuneration and benefits levels, and trends among peer group companies and in the general marketplace.

Other policies and practices that contribute to achieving our business and compensation objectives include:

Employment Agreements.  We have employment agreements with all of the NEOs, other than Mr. Bednarz, who is covered under our executive severance policy. We also have an employment agreement with one other executive officer that we assumed in connection with the Dex Media merger. These agreements formalize the terms and conditions of the employment relationship, and assure the executive of fair treatment during employment and in the event of termination (see “— Severance Policies” below), while requiring compliance with provisions that protect our business during employment and after termination. Employment agreements promote careful and complete documentation and understanding of employment terms and conditions, prevent uncertainty regarding those terms and conditions of employment and discourage frequent renegotiation of the terms and conditions of employment. Conversely, such agreements can limit our ability to change certain employment and compensation terms or conditions. In some cases, especially in the recruitment process, executives have negotiated with us regarding the terms and conditions of their employment. The agreements embody the employment terms and conditions on which our Committee and executives have reached agreement. The terms and conditions of these employment agreements are summarized below following the Summary Compensation Table and Grants of Plan-Based Awards table.

Stock Ownership Guidelines.  Our Board of Directors believes that all of our executive officers should have a meaningful equity stake in RHD to better align their interests with those of our stockholders. Ownership of a substantial amount of our stock not only provides an incentive for business decisions and performance that enhance shareholder value, but it also exposes the executive officers to a significant risk of loss in the event of a decline in our stock price, thereby providing an incentive for careful stewardship as well. Accordingly, the Board established stock ownership guidelines at the time of the spin-off from The Dun & Bradstreet Corporation. These guidelines are reviewed from time to time in light of market practices and business strategy, and were revised upward in 2005 to better reflect our transformational growth strategy. The guidelines include various forms of equity stakes and phase in over time for new executive officers. The Committee periodically monitors the progress of each executive officer in satisfying these requirements. Current guidelines for our continuing NEOs are as follows:

Stock Ownership Guideline Status at Fiscal Year-End 2006

			Ownership Guideline			Current
		2006 Salary	Multiple	$ Value	# Shares(1,2)	Holdings(1)

David Swanson	Chairman & Chief Executive Officer	$850,000	6.5	$5,525,000	88,322	284,958
Peter McDonald	President & Chief Operating Officer	$600,000	4.5	$2,700,000	43,162	103,363
Steven Blondy	EVP & Chief Financial Officer	$450,000	4.0	$1,800,000	28,775	63,637
George Bednarz	Senior Vice President — RHD Interactive	$250,000	3.0	$750,000	11,989	80,162
Robert Bush	Senior Vice President — General Counsel & Corporate Secretary	$350,000	3.0	$1,050,000	16,785	31,582

(1)	For Stock Ownership Guideline purposes, Current Holdings include: (a) shares of our common stock owned outright, if any, by the NEO; (b) that number of shares (based upon the then-present market price of our common stock) equal to 50% of the “in-the-money” value of the NEO’s vested stock options with exercise prices below the then-present market price of our common stock; (c) that number of shares (based upon the then-present market price of our common stock) equal to 50% of the “in-the-money” value of the NEO’s vested SARs with grant prices below the then-present market price of our common stock; (d) 50% of the NEO’s deferred shares granted under either our former Performance Unit Plan or as a portion of the NEO’s annual incentive plan payout (as described further below); and (e) shares deemed to be owned by the NEO by virtue of his 401(k) Plan investment balance.

(2)	Based on the average of the high and low price of our common stock on December 29, 2006 of $62.555.

We have a policy that precludes executives from short selling, buying put options or writing call options, or engaging in other transactions that hedge the executive’s risk of owning our stock, or otherwise engaging in highly speculative transactions with respect to our stock. We recognize that our executives may sell shares from time to time in the open market to realize value from their share-based compensation to meet financial needs and diversify their holdings. In aggregate, excluding Mr. Burnett, our continuing named executive officers liquidated less than 3% of their collective Company holdings during 2006. Mr. Burnett liquidated his entire holdings during 2006 in connection with his voluntary resignation of employment.

Business Protection Terms.  Our named executives are subject to significant contractual restrictions intended to prevent them from taking actions that could potentially harm our business, particularly after termination of employment. These business protections include obligations not to compete, not to hire away our employees, not to interfere with our relationships with suppliers and customers, not to disparage RHD, not to reveal confidential information, and to cooperate with us in litigation. Business protection provisions are included in our Policy on Business Conduct, employment agreements, equity award agreements, standard form employee agreements that are executed upon hire and standard form releases that are required to be executed before we make severance payments to any employee, including executives. In addition, our Stock Award and Incentive Plan (“2005 Plan”) provides for the automatic forfeiture of equity awards and repayment of proceeds from certain equity awards in the event of violation of these business protection provisions.

Equity Award Grant Practices.  In 2006, the Committee requested that Steven Hall & Partners, its independent executive compensation consultant, review our historic practices regarding granting of stock options and stock appreciation rights. Based upon the report of its consultant, the Committee found no instances of abusive practices. Substantially all of our option and SAR grants to executive officers have occurred either as part of our regular annual grant of equity awards at the regularly scheduled meeting of the Committee in February of each year, or, in the case of equity awards relating to a strategic transaction, at the date of a Board meeting at which action was being taken with respect to the transaction. Option and SAR grants generally have been priced at the average of the high and low market price of our common stock on the immediately preceding business day, or, on occasion, at a higher price.

In 2006, the Committee adopted a policy governing the grant of equity awards to new employees. For Vice Presidents and above, SARs (the present form of equity long-term performance incentive compensation) will be granted to newly-hired executive officers on the first business day of the month following the month in which he or she was hired. These grants are subject to pre-approval by the Chief Executive Officer and the Senior Vice President of Human Resources within certain pre-established parameters set by the Committee; grants in excess of those parameters are subject to pre-approval by the Committee Chair and subsequent ratification by the Committee.

Changes to Executive Compensation Program for 2006

Note:  The discussion in this section and the section captioned “Total Direct Remuneration” below relates to our named executive officers who served throughout all of 2006. See below for a discussion of compensation payable to Mr. Burnett, our former Chairman of the Board.

Due to the dramatic increase in the size and scope of RHD resulting from the Dex Media merger, we conducted a comprehensive reassessment of our executive compensation strategy, structure and programs in late 2005. Based on this review, we determined that, while the objectives, strategy and structure of our program remain appropriate, adjustment was needed to more effectively attract, motivate and retain key leadership talent through this period of transformational growth and change, and to sustain and promote continued above-average financial performance and shareholder returns.

These adjustments, which generally became effective upon completion of the Dex Media merger, included:

•	The redefinition of our peer group to include similar companies comparable to our expanded post-merger business; and,

•	An increase in targeted total direct remuneration for certain named executive officers and other members of the management team to move closer to achievement of competitive compensation levels, and to strengthen our ability to attract, motivate and retain experienced top executives. The increase in targeted total remuneration was implemented as follows:

•	An increase in base salary for the NEOs, ranging from 3% to 35%;

•	Increases in base salary, in turn, resulted in corresponding increases in target levels of annual and equity incentives;

•	Modest 5% increase in the level of target annual incentives as a percentage of base salary for Messrs. McDonald and Blondy; and

•	A substantial increase, ranging from 5% to 135%, in the equity component of our executive compensation structure for NEOs to further increase the already significant proportion of target total direct remuneration that varies with shareholder return performance, and offer a well-leveraged opportunity to participate in shareholder value created through the execution of our transformational growth business strategy.

In 2006, we changed the form of payout for a portion of the annual incentive award for 2006 and subsequent years. As modified, the entire annual incentive amount earned by a NEO will be payable in cash shortly following the end of the performance year, subject to prior approval by the Committee. Previously, a portion of the annual incentive award to each NEO, ranging from 15% to 30% of the total annual incentive award, was payable in the form of deferred shares, which would vest and be settled in two equal installments as of the first two anniversaries of the date of issuance of the deferred share award. The number of deferred shares was computed based on the average of the high and low sales price of our common stock during the ten trading days following Committee’s approval of the annual incentive payout.

The Committee changed the form of payout for this portion of the annual incentive from deferred shares to cash for several reasons:

•	In adopting the 2005 Plan, we committed to limit the rate at which shares are issued under our plans (sometimes called the “run rate” or “burn rate”) during the period from 2005 to 2007. Conversion of the deferred shares feature of the annual incentive awards was undertaken to conserve shares and help meet this share usage commitment;

•	The deferred share feature was implemented in 2002 to convert a modest portion of annual incentive into a long-term, share-based incentive in order to increase executive stock ownership. Since 2002, executive stock ownership has grown to substantial levels in excess of ownership guidelines so that this rationale no longer supports the deferred shares feature of the annual incentive; and

•	While elimination of the deferred shares feature will shift this element of compensation from long-term to short-term, its impact is limited since it involves a relatively small portion of total direct remuneration.

Total Direct Remuneration

Peer Group Companies.  We intend that the levels of compensation available to executive officers who successfully enhance shareholder value be competitive with the compensation offered by other publicly held companies with similar attributes and performance, so that we can successfully attract and retain the high quality executive talent which is critical to the long-term success of RHD. We therefore analyze the compensation programs at a peer group of companies in considering and establishing the compensation terms for our program. We identify peer group companies based on several factors including line of business, revenue, net income and equity market capitalization. We also consider profitability, cash flow, total shareholder return, growth and enterprise value, defined as the sum of market capitalization and total debt.

Due to the dramatic increase in the size and scope of RHD resulting from the Dex Media merger, we conducted a comprehensive reassessment of our executive compensation strategy, structure and programs in late 2005, which included a reevaluation of our peer group for executive compensation purposes. Based on information and analyses provided by the Committee’s executive compensation consultant, Steven Hall & Partners, we identified the following as our peer group for reference in setting compensation for 2006:

Peer Group Companies

Banta Corporation	New York Times Company
Belo Corporation	Primedia Inc.
Dow Jones & Company	Reader’s Digest Association Inc.
E.W. Scripps Company	Scholastic Company
Knight Ridder, Inc.	The Dun & Bradstreet Corporation
McGraw-Hill Co’s Inc.	Tribune Company

The Committee again recently reviewed and modified the composition of our peer group for executive compensation purposes during 2007, based upon analyses by independent consultants, Steven Hall & Partners and the Semler Brossy Consulting Group. See “— 2007 Compensation Program for Named Executives” below. Despite having updated our peer group for 2006 executive compensation purposes due to the dramatic change in size and scope of the Company resulting from the Dex Media merger, the Committee continued to consider additional modifications to the peer group during 2006 and early 2007 for the following reasons:

•	We have only one direct competitor that is also a stand-alone public company;

•	Other companies in the local media industry have very different business models and financial characteristics, thereby making peer comparisons difficult;

•	Our leveraged financial structure and transformational growth model significantly differentiate RHD from potential peer companies; and

•	We have historically hired executives from, and lost executives to, companies in diverse industries.

As a result of these distinguishing factors, while the Committee utilizes peer group data for context and a frame of reference for decision-making, the Committee does not rely exclusively upon peer group data in setting the terms of our compensation programs. The Committee also considers numerous other factors and data points that it deems relevant, including, without limitation, major general industry compensation surveys, differentials in pay structures in advertising-supported media companies as compared to general industry, capital structure considerations, and corporate and individual performance. Reference to general industry survey information and certain of these other sources serve to confirm the validity of, and provide broader context to, peer group data.

Total Direct Remuneration.  A major portion of target total direct remuneration, ranging from 74% to 87% for the NEOs in 2006 as reflected by the “Compensation at Target Performance Level” table below, is placed at risk by requiring achievement of (i) performance goals as a condition to earning annual incentives, and (ii) stock price appreciation in order for executives to realize value from SARs granted as long-term incentives. The at-risk portion of total direct remuneration ensures direct correlation and alignment of executive pay levels with corporate performance and shareholder value creation. As noted in our broad objectives above, as executives undertake greater levels of responsibility, the percentage of total compensation at risk and represented by equity increases.

The Committee’s stated objective is to position an executive’s total direct remuneration opportunity over time for target performance between the 60th and 75th percentile of the marketplace for the executive’s position, based upon peer group data and the other information considered by the Committee described above. We believe this above-median targeted marketplace positioning is warranted based upon our above-average performance and our growth profile since 2002. Such compensation positioning also reflects our high at-risk variable pay structure and “stretch” performance objectives. The Committee believes that our positioning of total direct remuneration supports our business strategy, strikes an appropriate balance amongst the interests of our stakeholders, and ensures that we are able to motivate continued strong performance, as well as attract and retain key talent in our executive ranks. Due to the dramatic and rapid increase in the size and scope of the Company over the past several years, targeted total direct remuneration for most of our NEOs falls below that range reflected by the Committee’s stated objective. Accordingly, the Committee has been adjusting, and intends to continue to adjust, the compensation of NEOs in order to more closely reflect its stated marketplace positioning objective.

In setting each NEO’s total direct remuneration opportunity, the Committee takes into account other factors such as the responsibilities, current performance, future potential and historical contributions and service of the individual executive, including in relation to other executives. As a result, we do not set total direct remuneration or its component parts at levels to achieve a mathematically precise market position.

In accordance with the Committee’s stated targeted compensation objectives, and subject to the above considerations with respect to continued adjustments necessary to achieve targeted marketplace positioning objectives, we endeavor to set components of total direct remuneration as follows:

•	Salaries: Generally to be positioned near the peer group median (50th percentile) for comparable responsibilities.

•	Variable compensation: Annual and long-term incentive compensation is generally to be positioned at the 75th percentile of the peer group, so that total direct remuneration will be in the 60th to 75th percentile range when our financial and operating performance attains targeted objectives. In setting performance objectives, the Committee reviews prior period objectives and prior period results to ensure that objectives are not routinely exceeded so that the performance objectives can be fairly characterized as “stretch” goals. In years impacted by material transactions, the Committee utilizes the projections presented to the Board by management in seeking Board approval of that transaction to help guide performance objective setting.

As a result, the Company provides better-than-average earnings opportunity through a heavy weighting on variable, at risk incentive compensation, delivering highly competitive pay when performance objectives are met, balanced by the risk of below average market compensation when performance objectives are not met, such that compensation is properly aligned with performance that enhances shareholder value. We believe this approach enables us to attract, motivate and retain top executive talent.

Actual total direct remuneration levels will vary from year to year below and above target and those of the peer group based on our performance relative to our objectives, as well as performance of peer companies relative to their respective goals. We set the amounts of variable compensation earnable for above-target performance with a view to providing meaningful incentives so that executives will strive for strong performance, but also at levels that represent a modest cost to RHD relative to the returns to shareholders that likely would result from such strong performance.

Salary and annual incentive compensation are paid in cash. SARs, which constitute the current form of long-term equity incentive compensation for the NEOs, are payable in shares upon vesting and exercise. As discussed above, our program has provided substantial portions of total direct remuneration in the form of shares and stock options/SARs in the past in order to promote share ownership as a direct means of aligning the interests of NEOs with the interests of our stockholders. Our ownership guidelines also encourage long-term share holding. We seek to provide balance in the mix of cash and non-cash compensation to named executive officers. At target performance for 2006, as reflected by the “Compensation at Target Performance Level Table” below, aggregate cash compensation ranged from 25% to 41% of total direct remuneration for the NEOs, and equity compensation ranged from 59% to 75% of total direct remuneration for the NEOs. Between 38% and 50% of that total cash compensation for the NEOs in 2006 was placed at risk by requiring achievement of performance objectives as a condition to earning annual incentives. The entire amount of equity compensation treated as part of 2006 total direct remuneration was at risk because our stock appreciation rights have no value absent stock price appreciation.

We maintain a strong linkage between performance and pay within our executive compensation program through emphasis on incentives and utilization of performance measures that we and the Committee believe are key drivers of shareholder value creation. For 2006, these measures included advertising sales growth, EBITDA, EPS and free cash flow per share.

In our annual incentive plan, each measure is weighted based on its relative impact on the creation of shareholder value, meeting market expectations for our performance and achieving our other operating goals. Payout schedules are developed for each measure and are approved by the Committee prior to or early within the annual performance cycle. These payout scales reflect the difficulty of achieving “stretch” performance objectives. The Committee authorized annual incentive awards for 2006 performance under the 2005 Plan early in 2006. The target annual award opportunity for the named executive officers ranged from 60% of base salary up to 100% of base salary for the Chief Executive Officer.

A grant of SARs to the NEOs in late 2005 constituted the long-term component of total direct compensation for 2006. We granted SARs on October 3, 2005 in connection with our entry into the agreement to merge with Dex Media. This was a special grant, made in lieu of their regular annual grant for 2006, to recognize our executive officers’ successful efforts in connection with the Dex Media merger. We granted SARs to each NEO at a Black-Scholes value equivalent to approximately two to three (depending on position) times their normal annual equity grants for 2006. Accordingly, these executives were not eligible for, and did not receive, regular annual equity grants during 2006. The grant price of the SARs was $65 per share, approximately $3 per share above the market price of our common stock on October 3, 2005 ($62.02).

We required that the SARs be forfeited if the Dex Media merger was not consummated, and such consummation required a number of conditions to be met, including regulatory approvals and the approval of the transaction by stockholders of both RHD and Dex Media. The Dex Media merger occurred in late January 2006 after these conditions were met. Each grant of SARs vests in equal installments on each of the first three anniversaries of the date of grant, subject to accelerated vesting in the event of death, disability or retirement or a change in control. Settlement upon the vesting and exercise of the SARs will be in the form of shares of our common stock.

The vesting of the SARs did not accelerate upon completion of the Dex Media merger, and we required each NEO to agree to modify the terms of their existing equity awards so that the vesting of such existing awards would not accelerate upon completion of the Dex Media merger.

The Committee generally determines the number of SARs to grant to an executive officer as a percentage of base salary using the Black-Scholes option valuation methodology. The applicable percentage of base salary for SAR grants in late 2005, treated as 2006 compensation, ranged from 110% to 250% of base salary for the NEOs. As discussed above, these levels were increased during 2006 to range from 115% to 350% to move towards competitive compensation relative to our updated peer group and the executive’s new responsibilities. The Committee utilized these new target levels as the basis for awards made in 2007; annual grants were not made in 2006 due to the special SAR grant in late 2005. The grant of Senior Leadership Performance Awards to three NEOs in December 2006, discussed below, was not deemed to be part of total direct remuneration.

The following table shows the target total direct remuneration authorized by the Committee for 2006. The table includes the amount of target annual incentive that could be earned by meeting all performance objectives in 2006. The table also shows the grant-date fair value of the special grant of SARs in late 2005 in connection with the Dex Media merger as a component of 2006 total direct remuneration. Using the information presented to the Committee in late 2005 and early 2006, the table shows the potential payouts of total direct remuneration (“TDR”) at target performance ranked against the market median level of compensation for the comparable position, determined by using information regarding peer group companies (based on 2004 compensation information as reported by these companies in 2005).

Compensation at Target Performance Level

					TDR Percentile
			SAR Fair		Positioning at
		Annual	Value at	Total Direct	Target vs.
Name	Salary	Incentive	Grant Date	Remun.	Peer Group

David Swanson	$850,000	$850,000	$4,800,000	$6,500,000	72nd
Peter McDonald	$600,000	$480,000	$2,400,000	$3,480,000	79th
Steven Blondy	$450,000	$337,500	$2,400,000	$3,187,500	87th
George Bednarz	$250,000	$150,000	$799,800	$1,199,800	n/a*
Robert Bush	$350,000	$210,000	$799,800	$1,359,800	31st

* Information not available

As shown above, total direct remuneration for target performance ranged from the 31st to the 87th percentile of the peer group for 2006, including the value of the special SARs grant made in October 2005. Because the special SARs grant in October 2005 was two to three times larger than regular annual grants and 2004 peer group compensation has not been adjusted to 2006 levels, the total direct remuneration and TDR percentile positioning for each NEO shown in the table above is overstated as compared to ordinary course annual compensation. Assuming that the 2006 equity grant had been a normal annual grant, yet still based upon 2004 compensation levels for our peers, the respective TDR percentile positioning for each NEO would have been as follows: 55th for Mr. Swanson; 46th for Mr. McDonald; 75th for Mr. Blondy; and 14th for Mr. Bush. Information for Mr. Bednarz’s position is not available. Due to the dramatic and rapid increase in the size and scope of the Company over the past several years, total direct remuneration for most of our NEOs is below the 60th to 75th percentile range reflected by the stated objective of the Committee. Accordingly, the Committee has been adjusting, and will continue to adjust, compensation of the NEOs in order to more closely reflect its stated targeted compensation objective.

Annual Incentives for 2006.  The NEOs earned awards under the annual incentive plan in 2006 based on the level of achievement with respect to four performance measures, which were determined by the Committee in February 2006 to be the key drivers of shareholder value creation, focal elements in our profitable growth strategy and key criteria by which management plans and monitors our business:

•	Advertising sales growth

•	EBITDA

•	EPS

•	Free cash flow per share

In accordance with our philosophy, annual incentives paid to NEOs are based strictly upon these corporate performance measures, with Committee discretion limited to downward adjustments based upon individual performance or other considerations. No such downward adjustments were made to any of the NEO’s annual incentive payouts with respect to 2006 performance.

In February 2006, the Committee determined that the weighting of these performance measures in determining the annual incentive earned by each NEO would be 30% based on advertising sales growth, 50% based on EBITDA, 10% based on EPS and 10% based on free cash flow per share. The Committee selected these weightings to best reflect, in its view, the key drivers of shareholder value creation. EBITDA was accorded the most weight in 2006 due to the relatively high financial leverage resulting from our transformational growth strategy and the associated transfer of value to equity holders occasioned by the repayment of our debt.

Upon establishing these performance measures and weightings in February 2006, the Committee also determined that all performance measures would include Dex Media’s reported results for January 2006 and that EBITDA and EPS should be adjusted to eliminate the effects of purchase accounting related to the Dex Media merger and prior acquisitions. The Committee also specified that EBITDA and EPS be adjusted to exclude the impacts of equity grant expensing under Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), which we adopted effective January 1, 2006.

The Committee also subsequently determined that these performance measures should be adjusted (for both favorable and unfavorable items) to eliminate any impact (in each case, which was not contemplated or reasonably estimable at the time the Committee set performance goals in February 2006) from:

(a) strategic transactions (including our acquisition of Local Launch in September 2006) and other investments in sustainable long-term growth made during the course of the year, in each case, based upon the forecasted impacts approved by the Board at the time of approving the transaction or other investment;

(b) the secondary offering of RHD’s common stock by the former principal stockholders of Dex Media;

(c) the change in the form of payout for a portion of the annual incentive from deferred shares to cash;

as well as, in each of the following instances, with respect to the Dex Media merger:

(d) finalization of accounting treatment with respect to certain acquired assets and the overall valuation of Dex Media assets and liabilities; and

(e) changes in legacy Dex Media accounting policies and practices to conform to RHD policies and practices as required by GAAP.

In February 2006, the Committee specified a schedule of performance objectives and payout levels for these performance measures, which included the following parameters and related weighting (as noted above), as adjusted to reflect the aforementioned adjustments approved by the Committee:

	Annual Incentive Payout as Percentage
	of Target Payout Based on Performance
Performance Measure	25% of Target	100% of Target	200% of Target

Advertising sales growth (30%)	(0.5)%	1.1%	3.4%
Adjusted EBITDA (50%)	$1,448.1 million	$1,492.9 million	$1,507.8 million
Adjusted EPS (10%)	$1.69	$2.06	$2.23
Adjusted free cash flow per share (10%)	$9.62	$10.12	$10.38

In February 2006, the Committee also determined a targeted payout (represented as 100% of Target in the above table) as a percentage of base salary for each named executive officer. Achievement between specified performance levels would result in a payout based on straight-line interpolation between the two closest specified performance levels included in the table. There is no payout with respect to any performance measure for which actual performance does not meet the threshold level of 25% of target. If the level of performance under any measure were to exceed the 200% level, the corresponding payout also would exceed 200% based on straight-line interpolation, but the maximum payout under the annual incentive plan for all performance measures combined may not exceed 300% of the named executive’s target annual incentive. The target, minimum and maximum awards under the annual incentive plan for 2006 appear in the Grants of Plan-Based Awards table below.

Pay-for-Performance Analysis.  Our compensation plan is intended to provide compensation that reflects our performance. In February 2007, the Committee assessed performance for the 2006 fiscal year under our annual incentive plan and determined final payout levels. With respect to advertising sales growth, while aggregate advertising sales growth was below the minimum threshold, certain sub-components of the advertising sales growth target were achieved such that the Committee determined that the advertising sales growth component of the annual incentive was achieved at 32.3% of target. The Committee also determined that (a) adjusted EBITDA of $1,498.8 million represented 139.9% of target; (b) adjusted EPS of $2.32 represented 248.8% of target; and (c) adjusted free cash flow per share of $10.37 represented 197.4% of target. Weighting these performance/payout levels as described above, the Committee determined that the final overall payout level for the annual incentive for each NEO would be 124.3% of their individual target annual incentive. As discussed above, these payouts were made entirely in cash in early March 2007. While our advertising sales performance for 2006 was below our expectations, our EBITDA margin leads the industry and we generated strong cash flow during 2006. A reconciliation between these non-GAAP measures and the most comparable GAAP measures appears as Annex C to this Proxy Statement.

Our long-term compensation, primarily in the form of options and SARs, uses stock price as the principal measure of performance. As of the end of 2006, our stock price was $62.73. This represents a one-year total shareholder return of 1.8%, and annualized total shareholder return for three years and five years of 16.4% and 16.7%, respectively. Based upon our closing stock price on March 15, 2007, it would represent a one year total shareholder return of 20.5%, and annualized total shareholder return for three years and five years of 18.6% and 19.3%, respectively. Our long-term incentives have delivered value to the NEOs based on these results through appreciation in the value of their stock options, SARs, deferred and restricted stock awards and other stock holdings.

Senior Leadership Performance Awards

In December 2006, the Committee granted senior leadership performance awards to the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer. These restricted stock units required achievement of a performance goal in order to be earned, and require three years of continued service in order to become vested. The Committee granted these awards to retain our high-performing top management team to ensure our future growth, to recognize their leadership and valued contributions to our continued success, especially in view of the effort required to integrate and restructure our operations following the Dex Media merger, and to provide an incentive and reward for the future creation of shareholder value. The performance condition required for the earning of the restricted stock units was attainment for twenty consecutive trading days of a market price of RHD common stock of $65.00 per share, which reflected a 7.2% premium over the prevailing price at the time of grant. We imposed this performance goal to motivate shareholder value creation and in part, to ensure that the awards would qualify for full tax-deductibility under Internal Revenue Code Section 162(m). This performance condition was satisfied (and thus no longer represents a condition) on February 5, 2007. The Committee viewed this award as a special incentive, and therefore it was not considered part of total direct remuneration for 2006 or later years. The vesting terms of these awards are described in greater detail in footnote 2 to the Grants of Plan-Based Awards During 2006 table.

Compensation of Mr. Burnett

Shortly following the completion of the Dex Media merger, we entered into an employment agreement with George Burnett to employ him as our Chairman of the Board. Mr. Burnett voluntarily resigned on May 5, 2006. The terms of his employment agreement and compensation resulting from it, including severance payments, are discussed under the caption “— Executive Compensation — Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” below. We negotiated the terms of the employment agreement with him between the time of our agreement to enter into the Dex Media merger and its consummation. Compensation levels were set based in part on the existing compensation levels under his prior employment agreement with Dex Media, and in part based on recommendations from our executive compensation consultant, Steven Hall & Partners. The other terms and conditions of his employment generally followed from the terms and conditions of his prior employment agreement with Dex Media.

The acquisition of Dex Media represented a change-in-control of that company for purposes of the excise tax provisions of Section 4999 of the Internal Revenue Code, and the terms of his prior Dex Media employment agreement, and accordingly our new employee agreement with him required that we pay a gross-up to him so that his severance payments and other compensation under the employment agreement, after his payment of the excise tax and related income taxes on the gross-up payment, would be equal to the amount he would have received if no Section 4999 excise tax had applied.

Retirement Programs

Retirement benefits provided to NEOs are modest and estimated to rank significantly below median as compared to general industry and peers with such programs.

  Defined benefit plans

In 2006, all of the NEOs participated in a tax-qualified defined benefit pension plan for RHD employees and in a nonqualified benefit restoration plan generally on the same terms as other salaried employees. We provide defined benefit pensions to the NEOs because we provide similar benefits to most of our employees. See “— Executive Compensation — Pension Benefits” on page 48.

401(k) and deferred compensation plans

The named executive officers participate in the 401(k) Plan and are eligible to defer additional compensation under non-qualified deferred compensation plans.

Our 401(k) Plan is a tax-qualified retirement savings plan available to substantially all RHD employees. Participating employees may contribute up to 75% of eligible compensation on a pre-tax or after-tax basis, provided that pre-tax contributions in a year may not exceed the limit imposed by federal tax rules. RHD makes a matching contribution each month equal to 50% of the employee’s contributions (excluding employee contributions above 6% of eligible compensation). The NEOs participate and receive this company matching contribution.

The NEOs can defer additional cash compensation under our Deferred Compensation Plan (“DCP”). The DCP is an unfunded, non-qualified plan available to selected management and highly compensated employees, including the NEOs and most of our non-executive officers. Each participating officer may defer receipt of a specified portion of his or her salary or bonus and have the deferred amount credited to a notional account under the DCP. Deferrals are limited only to the extent necessary to allow us to deduct amounts for current tax withholding and for contributions to pay for group health and other benefits. Amounts deferred are deemed invested in one or more notional investments specified by the participant. Account balances are paid in future years in cash (in a single sum or in installments) according to the participant’s elections, account balance and retirement eligibility.

Our 2005 Plan permits the NEOs and other officers participating in the annual incentive program to defer that portion of their annual award to be paid in stock. Deferred stock is treated as a deferral under the 2005 Plan and credited to a notional account denominated in shares. If we pay cash dividends on our stock, the officer’s notional account will be credited with additional shares equivalent to such dividends. Deferred stock account balances are paid in future years in shares of Company stock according to the participant’s elections, account balance and retirement eligibility.

Participants who defer compensation or stock bonuses enjoy the benefit of saving money on a pre-tax basis, because income taxes are deferred until the benefits are paid. RHD’s costs in offering these benefits include modest administrative expenses and the cost of delayed income tax deductions on amounts deferred. We offset most of our DCP obligations by purchasing universal life insurance contracts and directing investments within those contracts to mirror participant investment elections.

Severance Policies

Severance protection is provided to all our executives with employment agreements under the terms of their employment agreements, and to other executives under our executive severance policy. We believe this protection fosters a long term perspective and permits executives to focus upon executing our strategy and enhancing sustainable shareholder value without undue concern or distraction. As discussed above, this protection is also designed to be fair and competitive to aid in attracting and retaining experienced executives. When recruited from another company, the executive generally will seek to be protected in the event he or she is terminated without cause or we take actions giving him or her good reason to terminate his or her employment with us. We believe that the protection we provide — including the level of severance payments and post-termination benefits — is appropriate in terms of fostering long term shareholder value enhancing performance, and within the range of competitive practice, thereby facilitating recruiting and retention of key talent.

In line with competitive practices, severance payments and benefits are increased should the executive be terminated without cause or were to terminate for good reason within two years after a change in control. This protection, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change in control transaction while relatively free of concern for his or her own situation and without a conflict between his or her own interests and those of our stockholders. Second, change in control transactions take time to unfold, and a stable management team can help to preserve our operations in order to enhance the value delivered to our stockholders from a transaction or, if no transaction is consummated, to ensure that our business will continue without undue disruption afterwards. We believe that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential transaction price, would be well within the range of reasonable industry practice, and represents an appropriate cost relative to the benefits to us and our stockholders. It should be noted that, although our change in control benefits provide for the vesting of certain previously awarded equity grants immediately upon a change in control, our executives voluntarily waived such rights in our last three strategic transactions in consideration of the fact that they would continue to constitute the management team of the applicable combined company.

Additional information regarding the potential value of payments and benefits to each NEO who was serving at December 31, 2006 can be found under the heading “— Executive Compensation — Payments Upon Termination or Change-in-Control” beginning on page 51.

Benefit Programs

Benefits are part of the overall competitive compensation program designed to attract and retain employees, including executives. The NEOs participate in the same benefit programs as our general employee population, with certain additional benefits made available to them described in the table on page 24 above under “Perquisites” and in footnote 5 to the Summary Compensation Table below.

Tax Deductibility

Internal Revenue Code Section 162(m) limits the tax deductions that a public company can claim for compensation to some of its named executive officers. We generally seek to preserve such corporate tax deductibility for compensation to the extent practicable, although the Committee retains flexibility to approve, when appropriate, compensation arrangements which promote the objectives of our compensation program but which do not qualify for full tax deductibility. We believe that performance-based compensation authorized and earned under the annual incentive program, and amounts to be realized in the future under the SARs and Senior Leadership Performance Awards granted as part of 2006 compensation, qualify as performance-based compensation and therefore was or will be fully tax-deductible by the Company. Accordingly, there has been no need to accrue for financial reporting purposes, any expense for prior awards with respect to which a portion of the compensation resulting from such awards would not be deductible by us. In connection with our permitting personal use of our corporate aircraft by named executive officers, a portion of our related expense is non-deductible under recent changes to U.S. federal income tax law. We treat such personal use as compensation, as reported in the “All Other Compensation” column of the Summary Compensation Table. The value of the disallowed tax deductions for 2006, based on our estimated marginal federal income tax rate, was $180,000 in the aggregate.

2007 Compensation Program for Named Executives

In February 2007, the Committee established our compensation program for senior executives for 2007. In general, it has been structured in a manner substantially identical to the 2006 program described above. Principal changes included revisions to (a) our peer group for the reasons described above under “Total Direct Remuneration — Peer Group Companies”; and (b) our target direct remuneration structure to better align our NEOs’ targeted compensation in 2007 with the Committee’s stated objective to position total direct remuneration opportunity over time for target performance between the 60th and 75th percentile of the marketplace for the executive’s position, based upon peer group data and other information considered by the Committee described above. The Committee also approved certain adjustments in the structure and weightings of the performance measures included in our annual incentive plan to better support the Company’s business plan for 2007 and future years, by focusing more heavily on top-line growth. The Committee also has under review our retirement programs in view of internal considerations, as well as marketplace practice, as reflected in the analysis of our peer group for 2007 and general industry survey data.

Decision-Making Responsibility

Governance of our compensation program is the responsibility of the Committee, which consists solely of independent directors. The Committee works with management, in particular the Chief Executive Officer and the Senior Vice President — Human Resources, in making decisions regarding our compensation program. While management is invited to participate in the process and to express their opinions and views, the

Committee is the ultimate arbiter of all matters involving executive compensation. The Committee also has retained Steven Hall & Partners, a nationally-known compensation consulting firm, to assist in gathering and analyzing market data, advising the Committee on compensation standards and trends, advising the Committee with respect to positions of and proposals by management with respect to executive compensation, and assisting in the implementation of policies and programs. The Committee will retain the services of other consultants from time to time, as deemed necessary or appropriate based on the need for specialized expertise or the desire for additional perspective on particularly complex issues. For example, in 2006, the Committee retained Semler Brossy Consulting Company with respect to the review of our 2007 peer group. Other consulting firms assist us on projects requiring specialized expertise, such as benefits and retirement plan design. All such consultants are retained by and serve at the pleasure and direction of the Committee, with the Company paying all related fees of such consultants as directed by the Committee.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement, and based on such review and discussions, has recommended to the Board (and the Board has accepted such recommendation) that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report was submitted by the Compensation and Benefits Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

Compensation and Benefits Committee

Barry Lawson Williams
Michael P. Connors
Russell T. Lewis

Executive Compensation

The following tables and accompanying narrative should be read in conjunction with “Compensation Discussion and Analysis” above.

Summary of Officer Compensation During 2006

The following table summarizes the total compensation of our NEOs for 2006. The NEOs are our Chairman and Chief Executive Officer, our Executive Vice President and Chief Financial Officer and our three other most highly compensated executive officers serving as such at December 31, 2006. Also included as an NEO is George Burnett, our former Chairman, who is no longer an employee of the Company or a member of the Board, but whose total compensation for 2006, including severance payments received upon termination of employment, would have placed him among the three other most highly compensated executive officers had he continued to serve through the end of 2006. Compensation payable but deferred at the election of the NEO is shown in the table without regard to such deferral.

Summary Compensation Table — Fiscal 2006

							Change in
							Pension
							Value and
							Nonqualified
					Option/	Non-Equity	Deferred
				Stock	SAR	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)

David Swanson	2006	846,615	0	407,549	4,501,072	1,056,550	131,226	163,775	7,106,787
Chairman and Chief Executive Officer
Peter McDonald	2006	595,961	0	113,647	2,314,779	596,640	85,786	50,795	3,757,608
President and Chief Operating Officer
Steven Blondy	2006	449,303	0	73,306	1,946,870	419,513	31,248	37,581	2,957,821
Executive Vice President and Chief Financial Officer
George Bednarz	2006	254,081	0	70,522	789,588	186,450	47,139	29,128	1,376,908
Senior Vice President RHD Interactive
Robert Bush	2006	347,281	0	33,564	762,502	261,030	19,926	28,290	1,452,593
Senior Vice President, General Counsel and Corporate Secretary
George Burnett	2006	188,173	127,327	0	0	0	0	1,358,582	1,674,082
Former Chairman

(1)	Upon his termination of employment in May 2006, the Board determined to pay Mr. Burnett a pro rata (based on the number of days employed) portion of his target annual incentive as provided by his employment agreement.

(2)	The compensation amounts reported in the “Stock Awards” and “Option/SAR Awards” columns reflect the expense that we reported in our consolidated 2006 financial statements under SFAS No. 123(R) without regard to estimated forfeitures related to service-based vesting conditions. These amounts consist of a portion of the fair value of the share-based awards that vested in 2006 or later, including awards granted before 2006. For this purpose, the fair value of an award is apportioned over the period during which the award is expected to vest. The fair value of a stock award is equal to the average of the high and low trading prices of our stock on the grant date. The fair value of SARs is determined using the Black-Scholes option pricing model as provided to us by Steven Hall & Partners. In general, the assumptions used by Steven Hall & Partners are the same as those used by us for calculating fair value for purposes of our financial statements, except that Steven Hall & Partners calculates volatility using an average of our most recent 260 day, 3-year monthly and 5-year monthly volatility and does not discount award values for estimated forfeitures related to service-based vesting conditions as we do for financial statement purposes. Our assumptions for financial statement purposes are described in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3)	Amounts reported in this column represent the cash annual incentive award paid for 2006 performance under our annual incentive plan. These amounts were paid in early March 2007. See “— Grants of Plan Based Awards During 2006” below and “— Compensation Discussion and Analysis — Total Direct Remuneration — Annual Incentives for 2006” above for a further explanation of our annual incentive awards.

(4)	Amounts listed as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflect solely the change during the year in the actuarial present value of each NEO’s pension benefit. Our deferred compensation plan does not provide for above-market or preferential earnings on non-qualified deferred compensation and therefore no such amounts are included in the table above.

(5)	The “All Other Compensation” column includes the following:

		Personal
	Personal	Use of
	Financial	Company	DC Plan
	Planning	Aircraft	Contribution(a)	Other(b)	Severance(c)	Total

David Swanson	$11,975	$71,405	$24,378	$56,017	$0	$163,775
Peter McDonald	$11,975	$10,599	$7,846	$20,375	$0	$50,795
Steven Blondy	$11,975	$557	$8,538	$16,511	$0	$37,581
George Bednarz	$11,975	$994	$8,031	$8,128	$0	$29,128
Robert Bush	$11,975	$0	$8,308	$8,007	$0	$28,290
George Burnett	$17,950	$5,098	$0	$23,814	$1,311,720	$1,358,582

(a)	“DC Plan Contributions” reflect the Company contributions under our 401(k) Plan, as reported by our plan record keepers prior to audit and any adjustments. The 401(k) plan is a tax-qualified defined contribution plan.

(b)	“Other” compensation for Mr. Swanson includes $5,725 for club dues, $2,089 for participation in the Company’s executive health program, and a $48,203 payment (“401(k) Equalization Payment”) equal to the amount we would have contributed as a matching contribution to the 401(k) Plan in 2005 but for the contribution limitations under Federal tax laws. “Other” compensation for Mr. McDonald, Mr. Blondy, Mr. Bednarz and Mr. Bush represents 401(k) Equalization Payments. “Other” compensation for Mr. Burnett includes $10,456 for company-paid life insurance premiums and $13,358 for company-paid disability premiums.

(c)	Mr. Burnett’s “Severance” compensation includes: payment for unused vacation in the amount of $27,438 and a severance payment in the amount of $1,284,282. Mr. Burnett’s severance payment was equal to 1.5 times salary and target annual bonus in accordance with his employment agreement described further below under the caption “— Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

Grants of Plan-Based Awards During 2006

The following table provides information regarding equity-based and non-equity-based incentive awards granted to each NEO for the year ended December 31, 2006 under the 2005 Plan.

Grants of Plan-Based Awards — Fiscal 2006

						All Other
					Estimated	Option/SAR
					Future	Awards:	Exercise or	Grant Date
					Payouts Under	Number of	Base	Fair Value
		Estimated Future Payouts Under			Equity	Securities	Price of	of Stock and
		Non-Equity Incentive Plan Awards			Incentive	Underlying	Option/SAR	Option/SAR
		Threshold	Target	Maximum	Plan Awards	Options/SARs	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c) (1)	(d) (1)	(e)(1)	(f) (2)	(g) (3)	(h)	(i) (4)

David Swanson	10/3/2005	0	0	0	0	300,000	65.00	4,800,000
	2/21/2006	212,500	850,000	2,550,000	0	0	0	0
	12/13/2006	0	0	0	26,388	0	0	1,600,000
Peter McDonald	10/3/2005	0	0	0	0	150,000	65.00	2,400,000
	2/21/2006	120,000	480,000	1,440,000	0	0	0	0
	12/13/2006	0	0	0	16,492	0	0	1,000,000
Steven Blondy	10/3/2005	0	0	0	0	150,000	65.00	2,400,000
	2/21/2006	84,375	337,500	1,012,500	0	0	0	0
	12/13/2006	0	0	0	11,133	0	0	675,000
George Bednarz	10/3/2005	0	0	0	0	50,000	65.00	799,800
	2/21/2006	37,500	150,000	450,000	0	0	0	0
Robert Bush	10/3/2005	0	0	0	0	50,000	65.00	799,800
	2/21/2006	52,500	210,000	630,000	0	0	0	0
George Burnett	2/21/2006	91,735	366,938	1,100,814	0	0	0	0

(1)	Amounts shown in these columns reflect threshold, target and maximum payout levels under our annual incentive plan for 2006 performance. In February 2006, the Committee established certain performance measures, performance objectives and relative weightings under our annual incentive plan. See “— Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table” below and “— Compensation Discussion and Analysis — Total Direct Remuneration — Annual Incentives for 2006” above for a detailed explanation of these measures, and certain adjustments that were made by the Committee, and the performance objectives and relative weightings with respect to each measure. In February 2007, the Committee assessed actual performance for 2006 against these performance objectives and determined final payout amounts that were paid during March 2007. See “— Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table” below and “— Compensation Discussion and Analysis — Total Direct Remuneration — Annual Incentives for 2006” and “ — Pay-For-Performance Analysis” for a detailed explanation of actual performance against these performance objectives and the resultant payouts.

In late 2006, we changed the form of payout for a portion of the annual incentive award for 2006 and later years. As modified, the entire annual incentive amount earned by a NEO is payable in cash after the end of the applicable performance year following the Committee’s assessment of actual performance against the applicable targets. Previously, a portion of the annual incentive award to each NEO, ranging from 15% to 30% of the total annual incentive award, was payable in the form of deferred shares, which would vest and be settled in two equal installments as of the first two anniversaries of the date of issuance of the deferred share award. See “— Compensation Discussion and Analysis — Changes to Executive Compensation Program for 2006” for a detailed explanation of this change and the related reasons.

(2)	In December 2006, we granted to Messrs. Swanson, McDonald and Blondy performance awards in the form of restricted stock units. These restricted stock units required achievement of a performance goal in order to be earned, and require three years of continued service in order to become vested. The Committee granted these awards to retain our high-performing top management team, to ensure our future growth, to recognize their leadership and valued contributions to our continued success, especially in view of the effort required to integrate and restructure our operations following the Dex Media merger, and to provide an incentive and reward for the future creation of shareholder value. The performance condition required for the earning of the restricted stock units was attainment for twenty consecutive trading days of a market price of RHD common stock of $65.00 per share, which reflected a 7.2% premium over the prevailing price at the time of grant. We imposed this performance goal to motivate shareholder value creation, and in part, to ensure that the awards would qualify for full tax-deductibility under Internal Revenue Code Section 162(m). This performance condition was satisfied (and thus no longer represents a condition) on February 5, 2007. Earned shares generally vest in full on the third anniversary of the date of grant. The awards, whether earned or unearned, would be forfeited in the event of termination of employment of the executive by us for cause or voluntarily by the executive other than due to retirement. In the event of death or disability, the award, if previously earned, would be vested in full. In the event of death or disability prior to earning the award, a pro rata portion of the award would be deemed earned and vested. In the event of retirement (including at or after age 55 with ten years of service), the award, if previously earned, would then be fully vested. Mr. McDonald is the only NEO who currently meets this definition of retirement eligibility. In the event of retirement prior to earning the award, a pro rata portion of the award would be vested, subject to complete forfeiture if the performance condition were never met. In the event of a change in control, the award would be fully earned and vested. In the event of termination by the Company other than for cause, the earned and vested status of the award would be subject to the discretion of the Committee. Unearned shares at the end of three years or upon pro rata earning as described above would be immediately forfeited. Because these grants were made very late in the year, only a very small portion of our SFAS No. 123(R) expense was attributable to this grant in 2006.

(3)	On October 3, 2005, we granted to Messrs. Swanson, McDonald, Blondy, Bednarz and Bush stock-settled SARs. These SARs were contingent upon the consummation of the Dex Media merger, which occurred on January 31, 2006. The grant price was set at $65.00, which was greater than the closing price of $62.02 per share on the date of grant. The numbers of SARs granted to each of them is shown in the table above. Although we reported these SAR grants in last year’s proxy statement for our 2006 annual meeting of stockholders, because these grants were contingent upon consummation of the Dex Media merger, which occurred in 2006, and because we made no other equity grants to the NEOs during 2006, we have reported them again as compensation earned in 2006.

(4)	The fair value of a stock award is equal to the average of the high and low trading prices of our stock on the grant date. The fair value of SARs is determined using the Black-Scholes option pricing model as provided to us by Steven Hall & Partners, as described in footnote 2 to the Summary Compensation Table above.

Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

The following narrative provides certain background information to provide the reader with a better understanding of the compensation amounts shown in the Summary Compensation Table and Grants of Plan-Based Awards table above. It should be read in conjunction with the footnotes to those tables and “— Compensation Discussion and Analysis” above.

Non-Equity Incentive Plan Compensation

The NEOs, other than Mr. Burnett, earned awards under the annual incentive plan in 2006 based on the level of achievement with respect to four performance measures, which were determined by the Committee to be the key drivers of shareholder value creation, focal elements in our profitable growth strategy and key criteria by which management plans and monitors our business:

•	Advertising sales growth

•	EBITDA

•	EPS

•	Free cash flow per share

The Committee determined the relative weightings of each of these four performance measures to best reflect, in its view, the key drivers of shareholder value creation. EBITDA was accorded the most weight in 2006 due to the relatively high financial leverage resulting from our transformational growth strategy and the associated transfer of value to equity holders occasioned by the repayment of our debt. The Committee also determined a level of targeted payout (represented as “Target” in the Grants of Plan-Based Awards table above) as a percentage of base salary for each NEO.

The Committee then specified a schedule of performance objectives and performance levels and payout levels for these performance measures. Achievement between specified performance levels would result in a payout level based on straight-line interpolation between the two closest specified performance objectives included in the table. There is no payout on any performance measure for which actual performance does not meet the threshold level of 25% of target. The maximum payout under the annual incentive plan for all performance measures combined may not exceed 300% of the named executive’s target annual incentive.

In February 2007, the Committee assessed performance for 2006 under our annual incentive plan and determined final payout amounts that were paid during March 2007. With respect to advertising sales growth, while aggregate advertising sales growth was below the minimum threshold, certain sub-components of the advertising sales growth target were achieved such that the Committee determined that the advertising sales growth component of the annual incentive was achieved at 32.3% of target. The Committee also determined that (a) adjusted EBITDA of $1,498.8 million represented 139.9% of target; (b) adjusted EPS of $2.32 represented 248.8% of target; and (c) adjusted free cash flow per share of $10.37 represented 197.4% of target. Weighting these performance/payout levels as described above, the Committee determined that the final overall payout level for the annual incentive for each NEO would be 124.3% of their individual target annual incentive. As discussed above, these payouts were made entirely in cash in early March 2007. While our advertising sales performance for 2006 was below our expectations, our EBITDA margin leads the industry and we generated strong cash flow during 2006. A reconciliation between these non-GAAP measures and the most comparable GAAP measures appears as Annex C to this Proxy Statement.

See “— Compensation Discussion and Analysis — Total Direct Remuneration — Annual Incentives for 2006” for a more detailed explanation of these matters.

Employment Agreements

The terms and conditions of each of the employment agreements with our NEOs who continued to serve at December 31, 2006 are substantially similar, except where specified below. We have employment agreements with all of these continuing NEOs, other than Mr. Bednarz, who is covered under our executive severance policy.

As of December 31, 2006, the compensation of the NEOs as provided by their respective employment agreements and other compensation arrangements was as follows:

		Guideline Annual	Guideline Annual		Severance
		Incentive	Stock Award		in Change
Name	Base Salary	Opportunity	Opportunity	Severance(2)	in Control(2)
		(% of Base Salary)(1)	(% of Base Salary)

David Swanson	$850,000	100%	350%	2 times	3 times
Peter McDonald	$600,000	80%	300%	2 times	3 times
Steven Blondy	$450,000	75%	275%	2 times	3 times
George Bednarz	$250,000	60%	115%	1.5 times	2 times
Robert Bush	$350,000	60%	115%	1.5 times	2 times

(1)	In late 2006, we changed the form of payout for a portion of the annual incentive award for 2006 and subsequent years. As modified, the entire annual incentive amount earned by a NEO is payable in cash after the end of the applicable performance year following the Committee’s assessment of actual performance against the applicable targets. Previously, a portion of the annual incentive award to each NEO, ranging from 15% to 30% of the total annual incentive award, was payable in the form of deferred shares, which would vest and be settled in two equal installments as of the first two anniversaries of the date of issuance of the deferred share award. See “— Compensation Discussion and Analysis — Changes to Executive Compensation Program for 2006” for a more detailed explanation of this change and the related reasons.

(2)	Severance payments are equal to the specified multiple of base salary plus guideline annual incentive. See “— Payments Upon Termination or Change-in-Control” below for a discussion of the circumstances under which severance payments may be triggered and more detailed information about the amounts payable to each NEO.

The remaining principal terms of the employment agreements and arrangements with our continuing NEOs are as follows:

Term	The employment agreements are subject to automatic one-year renewals, unless notice has been given 90 days prior to the scheduled termination date for the agreement. Any non-renewal of the employment agreement by us would be considered a termination without Cause.

Additional Compensation	Each NEO is eligible to participate in all bonuses, long-term incentive compensation, stock options and other equity participation arrangements made available to other senior executives.

Benefits	Each NEO is eligible to participate in all employee benefit programs (including perquisites, fringe benefits, vacation, pension and 401(k) Plan participation and life, health, accident and disability insurance) no less favorable than in effect prior to their execution of his employment agreement.

Termination without Cause by RHD not arising from or within two years after a Change in Control	Each NEO receives a cash lump sum payment equal to two times (one-and-one half times for Messrs. Bednarz and Bush) base salary plus guideline annual incentive. Each NEO also receives continuation of benefits for two years (one-and-one half years for Messrs. Bednarz and Bush). If the NEO is employed for at least six full months of the performance period in which the termination occurs, he is eligible to receive a cash payment of the portion of the annual incentive which would have been payable if termination had not occurred.

Termination arising from, and within two years after, a Change in Control	Each NEO receives a cash lump sum payment equal to three (two for Messrs. Bednarz and Bush) times the sum of base salary plus guideline annual incentive and continuation of benefits for three years (two years for Messrs. Bednarz and Bush). In addition, under the 2005 Plan, the 2001 Stock Award and Incentive Plan and predecessor plans, upon a Change in Control, certain awards may vest and become fully payable as provided in the relevant Plan and/or grant documents. If negotiations commence prior to a termination of employment but eventually result in a Change in Control within two years, then the NEO shall be treated as having been terminated within two years following a Change in Control and, therefore, shall be entitled to the benefits described above. If an NEO is employed for at least six full months of the performance period in which the termination occurs, he is eligible to receive a cash payment of the portion of the annual incentive which would have been payable if termination had not occurred.

Death/Disability/ Retirement	Each NEO (or beneficiary) receives salary through date of termination and a pro rata portion of the target annual incentive. Each

NEO also receives continuation of benefits to age 65 in event of Disability. Outstanding equity awards are subject to accelerated vesting in the event of Death, Disability or Retirement or a Change in Control, and such equity awards may be exercised until the earlier to occur of one year after the date of such termination or the established expiration date of such award.

Excise Tax	The compensation of each NEO will be “grossed up” for any excise tax imposed under Section 4999 of the U.S. Internal Revenue Code relating to any payments made on account of a change in control or a termination of the NEOs employment. However, if total payments associated with such change in control are less than 360% of the executive’s “base amount” under applicable tax rules, the total payment will be reduced to the level at which no excise tax would apply, and therefore no gross up will be paid.

Restrictive Covenants	Non-compete — during employment and 12 months following termination, the NEO shall not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or its affiliates.

Non-solicitation — during employment and 12 months following termination, the NEO shall not solicit or otherwise interfere with the Company’s relationship with its employees, customers and suppliers.

Confidentiality — during employment term and at all times thereafter the NEO shall not disclose to any third party the Company’s confidential and/or proprietary information.

See “— Payments Upon Termination or Change-in-Control” below for a more detailed description of payments and benefits due to the NEOs upon certain termination events or Change in Control.

The principal terms of the employment agreement between the Company and Mr. Burnett, which terminated effective May 5, 2006, were as follows:

Term	2 years, commencing on January 31, 2006

Position	Chairman of the Board of Directors

Base Salary	$489,250

Bonus	Guideline annual incentive bonus opportunity of 75% of Base Salary with the same maximum bonus opportunity percentage (based on Executive’s Base Salary) as our Chief Executive Officer.

Stock Options	All of Executive’s Dex Media options vested and were converted to stock options of the Company as a result of the Dex Media merger and were to remain outstanding until the earlier of the (i) 10th anniversary of the grant date; (ii) the 1st anniversary of Executive’s termination due to death/disability or (iii) the 15th day of the 3rd month following the date at, or December 31st of the calendar year in which they would have otherwise expired.

Employee Benefits	Eligible for employee benefits (including perquisites, fringe benefits, vacation, pension and 401(k) Plan participation and life, health, accident and disability insurance) made available generally to our senior executives, on terms and conditions no less favorable than those offered to our other senior executives.

Business Expenses	Reasonable travel, entertainment and other business expenses, including access to 25 hours of business travel via corporate jet for each 12-month period during the Employment Term.

Termination of employment as an officer of the Company (other than for Cause) or upon Death or Disability	Executive would be entitled to the Severance Compensation if his employment were to terminate (i) for other than Cause during the 2-year employment term or (ii) prior to the fourth anniversary of the Dex Media merger. In such event, his Severance Compensation would be as follows:

Salary through the termination date and pro-rata portion of Executive’s guideline annual incentive;

1.5x salary and guideline annual incentive payable in a lump sum (subject to 6 month delay in payment if required to comply with IRC Section 409A); and

Benefits for 3 years following termination and COBRA continuation thereafter (at Executive’s expense).

Termination of Executive’s employment by the Company requires the affirmative vote of not less than 75% of the Board.

Excise Tax	The compensation of Executive will be “grossed up” for any excise tax imposed under Section 4999 of the U.S. Internal Revenue Code relating to any payments made on account of a change in control or a termination of the executive’s employment. However, if total payments associated with such change in control are less than 360% of the executive’s “base amount” under applicable tax rules, the total payment will be reduced to the level at which no excise tax would apply, and therefore no gross up will be paid.

Restrictive Covenants	Non-compete — during employment and 12 months following termination, Executive shall not directly or indirectly engage in, have any equity interest in, or manage or operate any of the following competitive entities: Idearc Corporation (f/k/a Verizon Information Services), AT&T Yellow Pages (f/k/a BellSouth Advertising & Publishing Corporation (including L.M. Berry) and Southwestern Bell Yellow Pages), Alltel Publishing, TransWestern Publishing Company LLC, Yell Group PLC, Yellow Pages Group Company, White Directory Publishers, Inc., YellowPages.com, SuperPages.com, Yellowbook.com, Infospace or Switchboard.com and any on-line local commercial search company then or formerly affiliated with Yahoo, Google, Microsoft, AOL/Time Warner or Interactive Corp. where Executive’s primary duties and responsibilities involve directly engaging in, directly managing or directly operating the local commercial search company.

Non-solicitation — during employment and 12 months following termination, Executive shall not solicit or otherwise interfere with the Company’s relationship with its employees, customers and suppliers.

Confidentiality — during employment term and at all times thereafter the Executive shall not disclose to any third party the Company’s confidential and/or proprietary information.

Capitalized terms used under this caption “Employment Agreements” have the meanings as defined in the relevant employment agreements, which are incorporated by reference as Exhibits to our Annual Report on Form 10-K for the year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding all outstanding SARs/Options and other equity awards held by the NEOs at year-end 2006.

Outstanding Equity Awards At Fiscal Year-End

	Options Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan Awards:
							Plan Awards:	Market
							Number	or Payout
						Market	of Unearned	Value of
	Number of	Number of			Number of	Value of	Shares,	Unearned
	Securities	Securities			Shares or	Shares or	Units or	Shares,
	Underlying	Underlying			Units of	Units of	Other	Units or Other
	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Exercise	Option	Have Not	Have Not	Have	Have
	(#)	(#)	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
(a)	(b)(1)	(c)(1)	(d)	(e)	(f)(2)	(g)(2)	(h)(3)	(i)(3)

David Swanson	—	—	—	—	10,057	629,116	26,388	1,650,701
	45,067	0	15.31	7/14/2008	—	—	—	—
	27,100	0	15.22	2/23/2009	—	—	—	—
	20,000	0	16.53	2/22/2010	—	—	—	—
	26,872	0	24.75	1/31/2011	—	—	—	—
	26,872	0	26.59	2/13/2012	—	—	—	—
	88,403	0	29.51	5/1/2012	—	—	—	—
	450,000	0	25.54	10/25/2009	—	—	—	—
	94,533	47,267	41.10	2/26/2010	—	—	—	—
	192,308	96,154	41.58	7/28/2011	—	—	—	—
	100,000	200,000	65.00	10/3/2012
Peter McDonald	—	—	—	—	5,140	321,533	16,492	1,031,657
	500	0	29.12	5/22/2011	—	—	—	—
	260,000	0	25.54	10/25/2009	—	—	—	—
	43,733	21,867	41.10	2/26/2011	—	—	—	—
	92,500	46,250	41.58	7/28/2011	—	—	—	—
	50,000	100,000	65.00	10/3/2012
Steven Blondy	—	—	—	—	3,451	215,877	11,133	696,425
	75,000	0	28.75	3/1/2012	—	—	—	—
	80,000	0	25.54	10/25/2009	—	—	—	—
	27,533	13,767	41.10	2/26/2011	—	—	—	—
	58,333	29,167	41.58	7/28/2011	—	—	—	—
	50,000	100,000	65.00	10/3/2012
George Bednarz	—	—	—	—	1,963	122,795	0	0
	15,307	0	14.75	12/22/2007	—	—	—	—
	31,680	0	15.31	7/14/2008	—	—	—	—
	10,736	0	16.53	2/22/2010	—	—	—	—
	10,736	0	24.75	1/31/2011	—	—	—	—
	12,000	0	26.59	2/13/2012	—	—	—	—
	82,000	0	25.54	10/25/2009	—	—	—	—
	15,933	7,967	41.10	2/26/2011	—	—	—	—
	33,141	16,571	41.58	7/28/2011	—	—	—	—
	16,666	33,334	65.00	10/3/2012
Robert Bush	—	—	—		1,954	122,232	0	0
	71,862	0	25.54	10/25/2009	—	—	—	—
	15,000	7,500	41.10	2/26/2011	—	—	—	—
	31,730	15,866	41.58	7/28/2011	—	—	—	—
	16,666	33,334	65.00	10/3/2012
George Burnett	0	0	0	0	0	0	0	0

(1)	All options vest ratably over 3 years and have a 7-year term from date of grant.

(2)	Amounts in columns (f) and (g) reflect unvested deferred shares granted as a portion of the annual incentive award payout on March 9, 2005 under the 2004 annual incentive plan (“2004 AIP”), and on March 6, 2006 under the 2005 annual incentive plan (“2005 AIP”). The market value in column (g) is based on the average price of RHD common stock on December 29, 2006, which was $62.555. These annual incentive plan grants vest 50% on each of the first two anniversaries of the grant date. If employment is terminated by the Company “for cause” or if the employee voluntarily terminates employment at any time before the vesting of the deferred share grant, the employee will forfeit any shares that have not yet vested at the time of termination. If, in connection with a Change in Control the employee retires or employment is terminated for any other reason (other than for cause or as a result of voluntary termination), any unvested shares scheduled for future distribution would be issued as of the date of termination. A summary of unvested and outstanding deferred shares granted under each of the 2004 AIP and 2005 AIP follows:

	2004 AIP	2005 AIP

David Swanson	2,216	7,841
Peter McDonald	685	4,455
Steven Blondy	600	2,851
George Bednarz	520	1,443
Robert Bush	416	1,538
George Burnett	0	0

(3)	Awards in columns (h) and (i) reflect performance shares in the form of restricted stock units granted to Messrs. Swanson, McDonald and Blondy. The market value in column (i) is based on the average price of RHD common stock on December 29, 2006, which was $62.555. These restricted stock units required achievement of a performance goal in order to be earned and require three years of continued service in order to become vested. The Committee granted these awards to retain our high-performing top management team, to ensure our future growth, to recognize their leadership and valued contributions to our continued success, especially in view of the effort required to integrate and restructure our operations following the Dex Media merger, and to provide an incentive and reward for the future creation of shareholder value. The performance condition required for the earning of the restricted stock units was satisfied (and thus no longer represents a condition) on February 5, 2007. See footnote 2 to the Grants of Plan-Based Awards table above for a detailed explanation of the terms and conditions regarding the earning and vesting of these awards.

Option/SAR Exercises and Stock Vested During 2006

The following table provides information regarding the exercise of stock options, SARs and similar equity awards by the NEOs, and the vesting and distribution of restricted stock units to the NEOs, during 2006.

Option/SAR Exercises and Stock Vested — Fiscal 2006

	Options Awards			Stock Awards
			Value	Number
			Realized on	of Shares		Value
	Number of Shares		Exercise	Acquired on		Realized on
Name	Acquired on		($)	Vesting		Vesting
(a)	Exercise (#)(b)		(c)	(#)(d)(1)		($)(e)

David Swanson	0		0	13,620	(2)	817,881
Peter McDonald	0		0	3,020		181,351
Steven Blondy	40,000		1,418,400	4,333	(3)	260,197
George Bednarz	0		0	2,488		149,404
Robert Bush	20,000		709,723	2,325		139,616
George Burnett	442,049	(4)	21,631,425	0		0

(1)	Amounts in column (d) reflect restricted stock units granted on March 10, 2004 under the 2001 Performance Unit Plan (“2001 PERS”), March 10, 2004 under the 2003 annual incentive plan (“2003 AIP”) and March 9, 2005 under the 2004 AIP.

Upon completion of the respective performance periods January 1, 2001 to December 31, 2003 for the 2001 PERS, January 1, 2003 to December 31, 2003 for the 2003 AIP and January 1, 2004 to December 31, 2004 for the 2004 AIP, a dollar amount was determined for each NEO based on our actual financial performance against pre-established performance objectives. The dollar amount was then converted into a number of restricted stock units by dividing the dollar amount of the award by our stock price (calculated as the average of the high and low prices of our common stock on the 10 trading days subsequent to delivery of the Company’s respective audited consolidated financial statements to the Committee). The 2001 PERS grant vested 33% on the award date and 33% on each of the two subsequent grant date anniversaries. Each of the 2003 AIP and 2004 AIP grants vest 50% on each of the first two anniversaries of the grant date.

(2)	Settlement of these restricted share units remains deferred until the quarter following retirement in accordance with Mr. Swanson’s deferral elections under the terms of the DCP.

(3)	Of this amount, settlement of 2,917 restricted share units remains deferred until the quarter following retirement, in accordance with Mr. Blondy’s deferral elections under the terms of the DCP.

(4)	As a result of the Dex Media merger, all of Mr. Burnett’s unvested Dex Media options became vested and all of his Dex Media options (including previously vested options) were converted into RHD stock options. Under the terms of his employment agreement with us, upon his termination of employment, his options were scheduled to expire on August 15, 2006. Mr. Burnett exercised and sold all of his options during 2006.

  Pension Benefits

Pension Benefits — Fiscal 2006

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

David Swanson	RHD Retirement Account	20.500	$224,749	$0
	RHD PBEP	20.500	$600,870	$0
Peter McDonald	RHD Retirement Account	11.083	$80,839	$0
	RHD PBEP	11.083	$208,621	$0
	DonTech Retirement Account	7.750	$20,064	$0
	Don Tech PBEP	7.750	$35,402	$0
Steven Blondy	RHD Retirement Account	3.833	$36,315	$0
	RHD PBEP	3.833	$79,676	$0
George Bednarz	RHD Retirement Account	30.000	$321,259	$0
	RHD PBEP	30.000	$129,054	$0
Robert Bush	RHD Retirement Account	6.167	$45,977	$0
	RHD PBEP	6.167	$36,364	$0

Present Value of Accumulated Pension Benefits.  For each of the pension plans referenced in the above table, the present values of accumulated benefits are provided as of December 31, 2006, and are based on a discount rate of 5.90% and a retirement age of 65. Assumptions regarding pre-retirement mortality have been disregarded. The actuarial assumptions used in calculating present values are the same as those used in the actuarial valuation of R.H. Donnelley’s pension obligations at December 31, 2006, as set forth in Note 11 to our audited consolidated financial statements included in our 2006 Annual Report on Form 10-K.

R.H. Donnelley Retirement Account.  The R.H. Donnelley Corporation Retirement Account (“RHD Retirement Account”) is a funded and tax-qualified defined benefit pension plan that provides benefits under a “cash balance” formula. Under this formula, pension benefits are based on the participant’s notional account balance. Each month, the participant’s notional account balance is credited with a notional pay credit equal to a percentage of eligible compensation for the month. The percentage is based on the participant’s age and years of service, as follows:

Age + Credited	Percentage of
Service at End of	Eligible Monthly
Month	Compensation

less than 35	3.00%
between 35 and 44	4.00%
between 45 and 54	5.00%
between 55 and 64	7.50%
between 65 and 74	9.00%
between 75 and 84	10.50%
85 and over	12.50%

Eligible compensation includes the participant’s salary, wages, regular cash bonuses, commissions, overtime pay and severance pay, plus the participant’s pre-tax 401(k) and cafeteria plan contributions. Eligible compensation does not include forms of special remuneration such as retainers, stay bonuses and income derived from equity compensation.

The participant’s notional account balance is also credited with monthly interest credits based on 30-year Treasury rates, with a minimum monthly interest credit rate of 0.25%.

As of December 31, 2006, the RHD Retirement Account covered all employees of R.H. Donnelley, Inc. who had attained age 21 and completed at least one year of service. Employees of Dex Media, LocalLaunch and DonTech were not eligible to participate. Participants become fully vested in their accrued retirement benefit upon completion of five years of service or upon attaining age 65 while actively employed. At any time following termination of employment, a vested participant may elect to receive a lump sum payment equal to his or her notional account balance, or monthly payments under an immediate or deferred annuity that is actuarially equivalent to the notional account balance.

R.H. Donnelley PBEP.  The Pension Benefit Equalization Plan of R.H. Donnelley (“RHD PBEP”) is an unfunded, non-qualified plan that covers participants in the RHD Retirement Account whose benefits under the RHD Retirement Account are limited by the qualified plan rules. RHD PBEP benefits are based on the participant’s notional account balance. The participant’s notional account balance under the RHD PBEP is equal to the excess of (1) the participant’s “uncapped” notional account balance determined in accordance with the RHD Retirement Account disregarding the Internal Revenue Code Section 415 limit on benefits and Section 401(a)(17) limit on compensation, over (2) the participant’s notional account balance under the RHD Retirement Account. We will pay the benefits from our general assets in the form of an annuity that is actuarially equivalent to the RHD PBEP notional account balance. We do not offer a lump sum payment option.

DonTech Retirement Account.  As of December 31, 2006, Mr. McDonald had an accrued benefit under the DonTech Retirement Account (“DonTech Plan”) on account of his service with DonTech in 1993 and 1994. The DonTech Plan was a funded and tax qualified defined benefit pension plan. Mr. McDonald’s accrued benefit under the DonTech Plan was determined under a traditional defined benefit formula based on final average pay and credited service. This formula was coordinated with the formula under a qualified pension plan maintained by Dun & Bradstreet. For employees such as Mr. McDonald who were transferred from Dun & Bradstreet to DonTech, the DonTech Plan took into account all compensation from and service with Dun & Bradstreet prior to the transfer. The total service benefit calculated under the DonTech Plan was then offset by the benefit payable under the Dun & Bradstreet qualified plan. The present value of Mr. McDonald’s accumulated benefits under the DonTech Plan shown in the Pension Table above represents the incremental benefit Mr. McDonald earned on account of his one year of service with DonTech ending in

1994. Following termination of employment, Mr. McDonald’s DonTech Plan accrued benefit was payable only in the form of an annuity. As of December 31, 2006, the estimated annual pension benefit payable from the DonTech Plan to Mr. McDonald (based on a life annuity commencing upon retirement at age 65) was $3,132.

The DonTech Plan merged with the RHD Retirement Account as of January 1, 2007, and Mr. McDonald’s accrued benefit under the DonTech Plan was converted into an actuarially equivalent notional account balance. This balance is being maintained separately from his notional account balance in the RHD Retirement Account. Mr. McDonald’s notional account balance from the DonTech Plan is not being credited with pay credits, but it is being credited with interest credits. Following termination of employment, Mr. McDonald will have the right to elect a lump sum payment with respect to 50% of his notional account balance from the DonTech Plan. The remainder is payable only in the form of an actuarially equivalent annuity.

DonTech PBEP.  The Pension Benefit Equalization Plan of DonTech (“DonTech PBEP”) is an unfunded, non-qualified plan that covers participants in the DonTech Plan whose benefits under the DonTech Plan were limited by the qualified plan rules. The annual retirement benefit payable by DonTech to Mr. McDonald at age 65 under the DonTech PBEP is equal to the total annual amount that would be payable to Mr. McDonald at age 65 in accordance with the DonTech Plan and the Dun & Bradstreet qualified plan disregarding the Internal Revenue Code Section 415 limit on benefits and Section 401(a)(17) limit on compensation, minus the sum of (1) the annual age 65 benefit actually payable under the Dun & Bradstreet qualified plan, (2) the annual age 65 benefit actually payable under the DonTech Plan, and (3) the annual age 65 benefit payable by Dun & Bradstreet under its pension benefit equalization plan. DonTech will pay the benefits from its general assets in the form of an annuity that is actuarially equivalent to the accrued DonTech PBEP benefit. DonTech does not offer a lump sum payment option. As of December 31, 2006, the estimated annual benefit payable to Mr. McDonald under the DonTech PBEP (based on a life annuity commencing upon retirement at age 65) was $5,525.

Nonqualified Deferred Compensation

Deferred Compensation Plan.  The NEOs and a select group of other officers and key employees can defer additional cash compensation under our DCP. The DCP is an unfunded, non-qualified plan. Each participating officer may defer receipt of a specified portion of his or her salary, bonus or commission income and have the amount deferred credited to a notional account under the DCP. Deferrals are limited only to the extent necessary to allow the Company to deduct amounts for current tax withholding and for contributions to pay for group health and other benefits. Amounts deferred are deemed invested in one or more investment vehicles specified by the participant. Earnings are calculated by reference to the actual investment performance of these investment vehicles. Participants may change their investment allocations monthly.

When participants make their deferral elections, they must designate when and how their account balances will be paid following (1) termination on account of retirement or long-term disability, (2) death, and (3) termination for any other reason. Participants may also elect to have distributions made as of a specified date prior to termination of employment or following a change-in-control. Death benefits are paid in a lump sum, and payment options following any other distribution event include a lump sum or installments over up to five years (15 years for termination on account of retirement or long-term disability). We pay all of the deferred compensation under the DCP in cash from our general assets.

Stock Bonus Deferrals.  Under our 2005 Plan (and under similar plans established before 2005), we permit the NEOs and other officers to defer the receipt of Company stock that becomes deliverable pursuant to performance-based incentive awards of restricted stock units. Deferred Company stock is credited to a notional account denominated in shares. If the Company pays cash dividends on its stock, the officer’s notional account will be credited with additional shares equivalent in value to such dividends. Deferred stock account balances are paid in future years in shares of Company stock, according to the participant’s payment elections, account balance and retirement eligibility. Payment options are the same as those available under the DCP.

The following table provides certain information regarding stock deferrals and deferrals under our DCP:

Nonqualified Deferred Compensation — Fiscal 2006

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)	(d)(2)	(e)	(f)

David Swanson	$811,776	$0	$166,336	$0	$5,496,579
Peter McDonald	$0	$0	$0	$0	$0
Steven Blondy	$173,848	$0	$105,870	$0	$1,717,244
George Bednarz	$0	$0	$9,085	$0	$508,207
Robert Bush	$0	$0	$88,222	$0	$743,139
George Burnett	$0	$0	$0	$0	$0

(1)	The executive contributions reported in column (b) for Messrs. Swanson and Blondy reflect the deferral of Company stock that would otherwise have been issued and delivered to them in 2006 under the terms of restricted stock units granted on March 10, 2004 under the 2001 PERS, March 10, 2004 under the 2003 AIP and March 9, 2005 under the 2004 AIP. The Company stock deferrals are included in columns (d) and (e) of the Option/SAR Exercises and Stock Vested table above, and have been previously reported in the Summary Compensation Table for previous years.

(2)	The earnings reported in column (d) include the change in value of the deemed investments in the participant’s notional account (for deferrals under the DCP) and the change in value of the Company stock credited to the participant’s notional account (for stock deferrals). Our deferred compensation plans do not provide for above-market or preferential earnings on non-qualified deferred compensation, and none of the amounts reported in column (d) are reflected in the Summary Compensation Table above.

Payments upon Termination or Change-in-Control

Severance protection is provided to our NEOs with employment agreements under those agreements, and to other executives under our executive severance policy. We believe this protection fosters a long term perspective and permits executives to focus upon executing our strategy and enhancing sustainable shareholder value without undue concern or distraction. This protection is also designed to be fair and competitive to aid in attracting and retaining experienced executives. We believe that the protection we provide — including the level of severance payments and post-termination benefits — is appropriate in terms of fostering long term shareholder value enhancing performance, and within the range of competitive practice, thereby facilitating recruiting and retention of key talent.

In line with competitive practices, severance payments and benefits are increased should the executive be terminated without cause or voluntarily resign for good reason within two years after a change in control. This protection, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change in control transaction while relatively free of concern for his or her own situation and without a conflict between his or her own interests and those of our shareholders. Second, change in control transactions take time to unfold, and a stable management team can help to preserve our operations in order to enhance the value delivered to our shareholders from a transaction or, if no transaction is consummated, to ensure that our business will continue without undue disruption afterwards. We believe that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential transaction price, would be well within the range of reasonable industry practice, and represents an appropriate cost relative to these benefits to the Company and its shareholders. It should be noted that, although our change in control benefits provide for the immediate vesting of certain previously awarded equity grants upon a change in control, our continuing NEOs voluntarily waived such rights in our last three strategic transactions in consideration of the fact that they would continue to constitute the management team of the applicable combined company.

The following table shows the potential value of payments and benefits to each NEO who was serving at December 31, 2006 pursuant to their respective employment agreements and other applicable arrangements and plans under various employment termination and change in control scenarios assuming such events occurred as of December 31, 2006. See “— Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” above for other important terms and conditions of employment for our NEOs. Capitalized terms used without definition in this section have the meanings as defined in the relevant employment agreements, which are incorporated by reference as Exhibits to our Annual Report on Form 10-K for the year ended December 31, 2006.

Incremental Value of Payments and Benefits Upon Change-in-Control and Various Types of Terminations

	Mr. Swanson	Mr. McDonald	Mr. Blondy	Mr. Bednarz	Mr. Bush

Termination Scenario (12/31/06)
Voluntary Resignation or For Cause
Total	$0	$0	$0	$0	$0
Without Cause or for Good Reason
(Not within two years of CIC)
Pro rata Incentive pay(1)	$850,000	$480,000	$337,500	—	$210,000
Severance pay	$3,400,000	$2,160,000	$1,575,000	$600,000	$840,000
Health benefits continuation	$12,723	$19,085	$19,085	$14,313	$9,542

Total	$4,262,723	$2,659,085	$1,931,585	$614,313	$1,059,542
Within Two Years of CIC
(Without cause or for good reason)
Pro rata Incentive pay(1)	$850,000	$480,000	$337,500	—	$210,000
Severance pay	$5,100,000	$3,240,000	$2,362,500	$800,000	$1,120,000
Health benefits continuation	$19,085	$28,627	$28,627	$19,085	$12,723
Unvested SARs/Options(2)	$3,056,279	—	$914,731	$522,843	$497,828
Unvested Deferred Shares(2)	$630,876	—	$216,481	$123,139	$122,574
Perquisites(3)	$62,917	$38,431	$37,804	$24,646	$24,924
Outplacement	$25,000	$25,000	$25,000	$25,000	$25,000
280G/4999 Tax Gross Up(4)	—	$1,061,019	—	—	—

Total	$9,744,156	$4,873,076	$3,922,643	$1,514,712	$2,013,050
CIC — Assuming no termination
Unvested SARs/Options(2)	$3,056,279	—	$914,731	$522,843	$497,828
Unvested Deferred Shares(2)	$630,876	—	$216,481	$123,139	$122,574

Total	$3,687,154	$0	$1,131,212	$645,982	$620,403
Death or Disability
Pro rata Incentive pay(1)	$850,000	$480,000	$337,500	—	$210,000
Unvested SARs/Options(2)	$3,056,279	—	$914,731	$522,843	$497,828
Unvested Deferred Shares(2)	$630,876	—	$216,481	$123,139	$122,574
Unvested RSUs — pro rata(2)	$82,766	$51,727	$34,919	$0	$0
Disability- Present Value of Health Benefits through age 65	$60,455	$69,545	$111,199	$85,837	$86,181

Total	$4,680,375	$601,272	$1,614,830	$731,818	$916,584
Retirement(5)
Unvested SARs/Options(2)	$1,528,139	$1,451,280	—	$261,421	—
Unvested Deferred Shares(2)	$315,438	$322,432	—	$61,569	—

Total	$1,843,577	$1,773,712	$0	$322,991	$0

(1)	Upon termination without cause, death or disability, the Committee may determine, in its sole and absolute discretion, to pay Mr. Bednarz a pro rata incentive award based on the Company’s actual financial performance. Pro rata incentive payout is based on actual performance for Mr. Bednarz under the terms of our incentive award agreements, and target performance for all other NEOs under the terms of their respective employment agreements.

(2)	This amount represents the aggregate in-the-money value of the options, restricted stock units, and other equity awards which would become vested as a direct result of the termination event or Change in Control, as the case may be, before the applicable stated vesting date, plus the aggregate value of any performance-based award that would be deemed earned and vested solely as a direct result of the termination event or Change in Control, as the case may be, before the stated earning or vesting date. The stated earning or vesting date is the date at which an award would have been earned or vested absent such termination event or Change in Control, as the case may be. This calculation of value does not attribute any additional value to options based on their remaining term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or Change in Control. Represents the intrinsic value of stock options/SARs. Equity awards are valued at RHD’s closing price of $62.73 on December 29, 2006. Because Mr. McDonald is currently retirement eligible (age 55 with ten years of service), equity awards are deemed vested for purposes of this calculation and do not accelerate.

(3)	Perquisites include financial planning services and company paid life insurance, as well as, in the case of Mr. Swanson, executive health program and club membership fees.

(4)	This amount includes any payment of a “gross-up” to offset the estimated amount of the golden parachute excise tax that would apply to each executive and the amount of additional excise tax and income and other taxes payable by the executive as a result of the Change in Control. Assumes non-compete provision has a value of one year’s base salary. If no value is ascribed to the non-compete, the gross-up for Messrs. McDonald, Blondy and Bush would be $1,375,258, $909,711 and $453,217, respectively, and no other NEOs would be entitled to a gross-up.

(5)	Reflects 50% of unvested equity awards for Messrs. Swanson and Bednarz who are “Early Retirement” eligible or age 50 with 20 years of service at December 31, 2006. Reflects 100% of unvested equity awards for Mr. McDonald who is “Retirement” eligible or age 55 with 10 years of service at December 31, 2006.

In addition to the incremental value of payments and benefits under the various termination and Change in Control scenarios described above, the NEOs would be eligible for certain deferred compensation and pension payments and benefits as follows:

Deferred compensation.  The NEOs participate in deferred compensation plans that permit the deferral of certain income and stock awards. The last column of the Nonqualified Deferred Compensation table on page 51 reports each NEO’s aggregate nonqualified deferred compensation balance at December 31, 2006. The NEOs are entitled to receive the amount in their deferred compensation accounts in the event of termination of employment in a single sum or in installments in accordance with payout elections specified in their deferral elections. The account balances continue to be credited with increases or decreases reflecting changes in the value of the notional investments specified by the NEO (or increases or decreases in the value of our stock, with respect to Company stock bonus deferrals) and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made, and therefore amounts received by the NEOs will differ from those shown in the Nonqualified Deferred Compensation table.

Pension benefits.  The Pension Benefits table on page 48 describes the general terms of the RHD PBEP and DonTech PBEP, along with the years of credited service and the present value of each NEO’s accumulated benefits under such plans as of December 31, 2006. The table below shows the pension benefits that would be payable under the RHD PBEP and DonTech PBEP if the named executives had died or terminated employment as of December 31, 2006. In each case, the amount shown is the annual amount payable to the NEO (or his beneficiary) under a single-life annuity with monthly payments commencing in January of 2007.

		Immediate Single-Life	Immediate Single-Life
		Annuity Payable	Annuity Payable Annually to
		Annually to Executive	Beneficiary Assuming
		Assuming 12/31/2006	Executive’s Death on
	Plan Name	Termination	12/31/2006

David Swanson	RHD PBEP	$50,127	$50,127
Peter McDonald	RHD PBEP	$17,828	$17,828
	DonTech PBEP	$2,295	$1,059	*
Steven Blondy	RHD PBEP	$6,563	$6,563
George Bednarz	RHD PBEP	$10,817	$10,817
Robert Bush	RHD PBEP	$3,011	$3,011

*	The death benefit under the DonTech PBEP would have been payable only to the surviving spouse, and represents the amount the spouse would have received had the executive retired just prior to his death and started to receive the benefit in an immediate joint and 50% survivor annuity with the spouse as survivor annuitant.

If a NEO terminates employment on account of disability and is receiving Social Security disability benefits and benefits under the Company’s long-term disability insurance plan, the NEO may defer payment of his pension benefits until age 65. The NEO will continue to earn company pay credits and interest credits under the RHD Retirement Account and the RHD PBEP until age 65 or, if earlier, the date he ceases to be disabled or elects to begin collecting pension benefits under such plans. The table below provides information on the pension benefits that could become payable to the NEOs under the disability provisions of the RHD PBEP. In each case, it is assumed that the NEO terminated employment on December 31, 2006 on account of disability, started receiving Social Security disability benefits and benefits under the Company’s long-term disability insurance plan, continued to receive such disability benefits until age 65, and elected to defer payment of his RHD Retirement Account and RHD PBEP benefits until his normal retirement date (the first day of the calendar month coincident with or next following his 65th birthday). In each case, the amount shown is the annual amount payable to the NEO under a single-life annuity with monthly payments commencing on his normal retirement date.

Projected Single-Life Annuity
Commencing at Normal
Retirement Date

David Swanson	$412,091
Peter McDonald	$114,426
Steven Blondy	$148,607
George Bednarz	$72,007
Robert Bush	$137,548

Director Compensation

The Committee periodically reviews the level and balance of our non-employee director compensation. Steven Hall & Partners, an independent executive and board compensation consultant, assisted the Committee with such a comprehensive review in late 2005 in conjunction with the Dex Media merger, to provide current market information on board compensation practices. As a result of this assessment, the consultant made certain recommendations to the Committee and the Committee made certain recommendations to the Board. Based on these recommendations, the Board determined that, beginning in April 2006, we would pay each non-employee director the following compensation:

•	Annual cash retainer of $40,000, or $48,000 in the case of the chairpersons of the Compensation and Benefits and Corporate Governance Committees, or $52,000 in the case of the chairperson of the Audit and Finance Committee;

•	A fee of $1,200 for each Board meeting ($500 for shorter telephonic meetings) attended, $1,200 for each committee meeting attended, plus $1,000 for each committee meeting attended for which the director serves as chairperson;

•	A fee of $800 to a committee chairperson for attendance at a meeting of a committee he or she does not chair; and

•	The Lead Director will receive $36,000 in addition to his director retainer ($40,000) for service as Lead Director.

In addition to the foregoing cash compensation, each non-employee director receives an annual grant of 1,500 deferred shares of our common stock and an option to purchase 1,500 shares of our common stock. All such deferred share and option grants vest in three equal installments as of the close of business on the day immediately preceding the date of the three annual meetings of stockholders immediately following the date of grant, subject to accelerated vesting in the event of death, disability or retirement at or after age 65, or a change in control of the Company. Stock options have an exercise price equal to the fair market value of our stock on the date of grant, and expire seven years after grant. Directors may elect to defer any or all of their cash retainer fees into a deferred cash account, which may be deemed invested in various investment alternatives, a deferred share account or options to purchase additional shares of our common stock. All non-cash awards to non-employee directors are made under the 2005 Plan. Each non-employee director is required to own at least 5,000 shares of our common stock within three years of becoming a director. Each director who had served at least three years as of February 15, 2007 met this ownership requirement.

Each director is entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities.

Director Compensation During 2006

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board of Directors in 2006. Mr. Swanson, an employee of ours, is not compensated for his Board service. The table includes compensation information for the following individuals who were members of the Board at some point during 2006, but who did not serve on our Board at December 31, 2006: Mr. James Atwood, Jr., Mr. Anthony de Nicola, Mr. Scott Flanders, Mr. Robert Gheewalla, Mr. Glenn Hubbard and Mr. Terry O’Toole. Messrs. Gheewalla and O’Toole were appointed to the Board in January 2003 by certain investment partnerships affiliated with The Goldman Sachs Group (“GS”) in connection with their investment in our preferred stock in conjunction with the Company’s acquisition of Sprint Publishing & Advertising. They resigned from the Board upon the repurchase of the remaining shares of GS’s preferred stock in January 2006 in connection with the Dex Media merger. Messrs. Attwood, deNicola and Hubbard joined our Board from the Dex Media board of directors upon the consummation of the Dex Media merger in January 2006. At that same time, Mr. Flanders resigned from our Board. Mr. Hubbard resigned from our Board in December 2006 for personal reasons.

Director Compensation — Fiscal 2006

	Fees Earned or		Option/SAR
	Paid in Cash	Stock Awards	Awards	Total
Name	($)	($)	($)	($)
(a)	(b) (1)	(c) (2)	(d) (2)	(e)

Active Directors:
Michael P. Connors	66,100	15,887	4,794	86,781
Nancy E. Cooper	55,300	72,896	19,652	147,848
Robert Kamerschen	91,450	72,896	10,976	175,322
Russell T. Lewis	57,400	15,887	4,141	77,428
Alan F. Schultz	51,400	46,325	8,790	106,515
David M. Veit	51,400	72,896	10,976	135,272
Barry Lawson Williams	72,050	72,896	10,976	155,922
Edwina Woodbury	75,650	71,326	11,876	158,852

Former Directors:
James A. Atwood, Jr.	30,500	0	0	30,500
Anthony J. De Nicola	32,200	0	0	32,200
Scott Flanders	0	71,020	0	71,020
Robert Gheewalla	0	102,926	0	102,926
R. Glenn Hubbard	49,000	0	0	49,000
Terence O’Toole	0	102,926	0	102,926

(1)	Of the fees shown in this column, the directors deferred the following amounts in 2006: Mr. Hubbard, $36,800 (deferred as 670 shares of RHD common stock held in a deferred share account); Mr. Kamerschen, $66,725 (deferred as 645 shares of RHD common stock held in a deferred share account and $31,075 into a deferred cash account); Mr. Connors, $53,600 (deferred into a deferred cash account); and Mr. de Nicola: $25,800 (deferred as 490 shares of RHD common stock held in a deferred share account). In each case, these amounts were deferred until the earlier of termination of service as a director or the respective director’s deferral election.

(2)	The compensation amounts reported in the “Stock Awards” and “Option/SAR Awards” columns reflect the expense that we reported in our 2006 consolidated financial statements under SFAS No. 123(R) without regard to estimated forfeitures related to service-based vesting conditions. These amounts consist of a portion of the fair value of the share-based awards that vested in 2006 or later, including awards granted before 2006. For this purpose, the fair value of an award is apportioned over the period during which the award is expected to vest. The fair value of a stock award is equal to the average of the high and low trading prices of our stock on the grant date. The fair value of stock options is determined using the Black-Scholes option pricing model as provided to us by Steven Hall & Partners. In general, the assumptions used by Steven Hall & Partners are the same as those used by us for calculating fair value for purposes of our financial statements, except that Steven Hall & Partners calculates volatility using an average of our most recent 260 day, 3-year monthly and 5-year monthly volatility and does not discount award values for estimated forfeitures related to service-based vesting conditions as we do for financial statement purposes. Our assumptions for financial statement purposes are described in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3)	The following table shows the grant date fair value of each grant of deferred shares and stock options to our non-employee directors in 2006 and the aggregate number of stock awards and aggregate number of stock options outstanding and held by them at December 31, 2006. On June 1, 2006, we granted to each director then serving an award consisting of 1,500 deferred shares and options to purchase 1,500 shares at $54.47 per share. These awards vest in three equal installments on the day immediately preceding the date of the three annual meetings of stockholders following the date of grant, subject to accelerated vesting in the event of death, disability or retirement at or after age 65, or upon a change in control. Nevertheless, our Board members have voluntarily waived such accelerated vesting in our last three strategic transactions. The stock options expire seven years after grant.

	Granted in 2006		Number of Shares Held at December 31, 2006
	Fair Value of	Fair Value of Stock
	Deferred Stock at	Options at Grant	Deferred Stock	Deferred Stock	Stock Options	Stock Options
	Grant Date	Date	(unvested)	(vested)	(unvested)	(vested)
	($)	($)	(#)	(#)	(#)	(#)

Name
Active Directors:
Michael P. Connors	81,705	19,764	1,500	5,434	1,500	0
Nancy E. Cooper	81,705	19,764	3,000	4,500	3,000	4,500
Robert Kamerschen	81,705	19,764	3,000	11,189	3,000	10,500
Russell T. Lewis	81,705	19,764	1,500	5,434	1,500	0
Alan F. Schultz	81,705	19,764	2,500	500	2,500	500
David M. Veit	81,705	19,764	3,000	4,500	3,000	4,500
Barry Lawson Williams	81,705	19,764	3,000	11,236	3,000	10,500
Edwina Woodbury	81,705	19,764	3,000	1,500	3,000	1,500
Former Directors:
James A. Atwood, Jr.	81,705	19,764	1,500	0	1,500	0
Anthony J. De Nicola	81,705	19,764	1,500	490	1,500	0
Scott Flanders	0	0	0	0	0	1,500
Robert Gheewalla	0	0	0	0	0	6,000
R. Glenn Hubbard	81,705	19,764	1,500	6,104	1,500	0
Terence O’Toole	0	0	0	0	0	6,000

Compensation Committee Interlocks and Insider Participation; Certain Relationships and Transactions with Related Persons

Messrs. Williams, Connors and Lewis (until the Meeting) serve as members of the Compensation and Benefits Committee. No member of that Committee is or has been an officer or employee of the Company and none had interlocking relationships with any other entities of the type that would be required to be disclosed in this Proxy Statement.

Ms. Cooper was the Senior Vice President and Chief Financial Officer of IMS Health Incorporated (“IMS”) until July 2006. Mr. Kamerschen, who serves as our Lead Director and previously served as chairperson of our Compensation and Benefits Committee, also serves on IMS’ compensation committee, but is not and has never been an executive officer of either company. The Board has unanimously determined that because Mr. Kamerschen is an independent director of both the Company and IMS, and the Company and IMS have no material relationship (as described further below), and Ms. Cooper has since left IMS, his service on both compensation committees did not give rise to any conflict or independence concerns with respect to Mr. Kamerschen.

In addition, as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, through a series of contractual provisions resulting from a series of spin-offs of various subsidiaries of The Dun & Bradstreet Corporation (“D&B”) and due to the fact that the Company is technically the successor to D&B as a result of the structure (i.e., reverse spin) of those spin-off transactions, under certain circumstances IMS may be required to provide indemnification payments to the Company and/or the Company may be required to provide certain indemnity payments to IMS with respect to certain pending legal and tax matters. However, D&B (and subsequently Moody’s Corporation agreed to be jointly and severally liable to the Company for D&B’s obligations) has contractually assumed all obligations of the Company with respect to these matters so that practically if IMS were to provide or receive indemnity payments with respect to these matters it would provide or receive such indemnity payments to or from D&B and not the Company. The Board of Directors carefully considered these matters, including advice from counsel, and has determined that Ms. Cooper and/or IMS are not affiliated persons of the Company, and that no material relationship exists between Ms. Cooper (other than in her capacity as director) and/or IMS on the one hand, and the Company on the other, that could reasonably be expected to compromise her independence from management. This is particularly the case since Ms. Cooper has since left IMS. Accordingly, as set forth above under “Board of Directors — Independence and Financial Expertise Determinations,” the Board has unanimously concluded that Ms. Cooper is independent within the meaning of all applicable laws and regulations.

As a condition to the Dex Media merger, on January 7, 2006, the Company repurchased all of its outstanding shares of convertible cumulative preferred stock from GS for approximately $336 million. Effective upon completion of the Dex Media merger, Messrs. Gheewalla and O’Toole, who were designated as directors of the Company by the holders of the preferred stock, resigned from the Board. In addition, on November 2, 2006, the Company repurchased all outstanding warrants to purchase 1.65 million shares of its common stock from GS for an aggregate purchase price of approximately $53.1 million.

In connection with the Dex Media merger, The Carlyle Group (“Carlyle”) and Welsh, Carson, Anderson & Stowe (“Welsh Carson”) each entered into a stockholders agreement with the Company. In the stockholders agreements, Carlyle and Welsh Carson agreed not to acquire shares of the Company other than in the Dex Media merger if the acquisition would cause Carlyle or Welsh Carson, as applicable, to beneficially own more than 15% of the Company’s voting securities or securities convertible into voting securities. They also agreed not to take other specified actions to acquire control of the Company. The stockholders agreements gave each of Carlyle and Welsh Carson the right to designate one member of the Company board until such time as Carlyle or Welsh Carson, as applicable, owns less than 5% of the Company’s outstanding common stock and contain customary registration rights and restrictions on transfer. Pursuant to a registration statement, on November 9, 2006, certain affiliates of Carlyle and Welsh Carson sold 9,424,360 and 9,424,359 shares, respectively, of the Company’s common stock. The Company did not receive any proceeds from this transaction. Mr. James A. Attwood and Mr. Anthony J. de Nicola, affiliates of Carlyle and Welsh Carson, respectively, served as directors of the Company from the completion of the Dex Media merger until the closing of the above mentioned sale of the shares of the Company’s common stock.

The Board has adopted a policy with respect to related person transactions, which is attached as Annex B.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 12, 2007 by (i) each of the NEOs, (ii) each of the Company’s directors, (iii) all directors and executive officers of the Company as a group and (iv) owners of more than 5% of the outstanding shares of the Company’s common stock. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them. The mailing address for each of the Company’s directors and NEOs listed below is 1001 Winstead Drive, Cary, North Carolina 27513.

	Shares of the Company’s
	Common Stock
	Amount Beneficially		Percentage
Beneficial Owners	Owned(1)		of Class(1)

David C. Swanson	1,203,150	(2)	1.7%
Peter J. McDonald	474,918	(3)	*
Steven M. Blondy	315,547	(4)	*
George F. Bednarz	262,098	(5)	*
Robert J. Bush	146,862	(6)	*
George A. Burnett	0		*
Michael P. Connors	6,934	(7)	*
Nancy E. Cooper	13,000	(8)	*
Robert Kamerschen	25,689	(9)	*
Russell T. Lewis	6,934	(10)	*
Alan F. Schultz	4,000	(11)	*
David M. Veit	13,300	(12)	*
Barry Lawson Williams	22,737	(13)	*
Edwina Woodbury	6,500	(14)	*
All Directors and Executive Officers as a Group (19 persons)	2,640,009	(15)	3.7%
Wellington Management Company LLP	9,739,335	(16)	13.8%
75 State Street Boston, MA 02109
Lord, Abbett & Co. LLC	6,426,130	(17)	9.1%
90 Hudson Street Jersey City, NJ 07302
Vanguard Windsor Funds	6,225,205	(18)	8.8%
100 Vanguard Blvd. Malvern, PA 19355
FMR Corp	5,752,450	(19)	8.1%
82 Devonshire Street Boston, MA 02109.
UBS AG	5,064,486	(20)	7.2%
Bahnhofstrasse 45 Zurich, Switzerland
Hotchkis and Wiley Capital Management LLC	4,878,196	(21)	6.9%
725 S. Fiegeroa Street, 39th Floor Los Angeles, CA 90017

*	Represents ownership of less than 1%.

(1)	The amounts and percentage of the Company’s common stock beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under such rules and regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has a right to acquire beneficial ownership of within 60 days. Under these rules and regulations, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities in which he has no economic interest. As of March 12, 2007, the Company had 70,727,510 shares of common stock outstanding. Information regarding beneficial ownership of the Company’s common stock held by former directors who served during 2006 is omitted.

(2)	Includes 1,118,422 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of March 12, 2007 or within 60 days thereafter.

(3)	Includes 468,600 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of March 12, 2007 or within 60 days thereafter.

(4)	Includes 304,633 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of March 12, 2007 or within 60 days thereafter.

(5)	Includes 236,166 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of March 12, 2007 or within 60 days thereafter.

(6)	Includes 142,758 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of March 12, 2007 or within 60 days thereafter.

(7)	Includes no shares of the Company’s common stock that may be acquired pursuant to options exercisable as of March 12, 2007 or within 60 days thereafter.

(8)	Includes 5,500 shares of the Company’s common stock that may be acquired pursuant to options exercisable as of March 12, 2007 or within 60 days thereafter.

(9)	Includes 11,500 shares of the Company’s common stock that may be acquired pursuant to options exercisable as of March 12, 2007 or within 60 days thereafter.

(10)	Includes no shares of the Company’s common stock that may be acquired pursuant to options exercisable as of March 12, 2007 or within 60 days thereafter.

(11)	Includes 1,000 shares of the Company’s common stock that may be acquired pursuant to options exercisable as of March 12, 2007 or within 60 days thereafter.

(12)	Includes 5,500 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 12, 2007 or within 60 days thereafter.

(13)	Includes 8,500 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 12, 2007 or within 60 days thereafter.

(14)	Includes 2,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 12, 2007 or within 60 days thereafter.

(15)	Includes 2,441,426 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of March 12, 2007 or within 60 days thereafter.

(16)	Wellington Management Company LLP filed Schedule 13G/A with the SEC on February 14, 2007 reporting that it beneficially owned 9,739,335 shares of the Company’s common stock as of December 31, 2006, with shared voting power over 2,744,006 shares and shared dispositive power over all of those shares.

(17)	Lord, Abbett & Co. LLC filed Schedule 13G/A with the SEC on February 14, 2007 reporting that it beneficially owned 6,426,130 shares of the Company’s common stock as of December 31, 2006, with sole voting and dispositive power over all of those shares.

(18)	Vanguard Windsor Funds filed Schedule 13G/A with the SEC on February 14, 2007 reporting that it beneficially owned 6,225,205 shares of the Company’s common stock as of December 31, 2006, with sole voting power over all of those shares.

(19)	FMR Corp. and Edward C. Johnson 3d. jointly filed Schedule 13G with the SEC on February 14, 2007 reporting that FMR and various of its affiliates beneficially owned 5,752,450 shares of the Company’s common stock as of December 31, 2006, with sole voting power over 551,050 shares and sole dispositive power over all of those shares. Mr. Johnson is a control person of FMR Corp.

(20)	UBS AG filed Schedule 13G with the SEC on February 14, 2007 reporting that it beneficially owned 5,064,486 shares of the Company’s common stock as of December 31, 2006, with sole voting power over 4,241,923 shares and shared dispositive power over all of those shares.

(21)	Hotchkis and Wiley Capital Management LLC filed Schedule 13G with the SEC on February 14, 2007 reporting that it beneficially owned 4,878,196 shares of the Company’s common stock as of December 31, 2006, with sole voting power over 3,192,309 shares and sole dispositive power over all of those shares.

OTHER INFORMATION

How to Nominate Members of the Board of Directors

The Company’s Bylaws provide that stockholders may nominate individuals for the Board of Directors if such nomination is made pursuant to timely notice in writing to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice by prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received by the Company not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Such stockholder’s notice shall set forth all of the information described in “Board of Directors — Corporate Governance Matters” beginning on page 16.

How to Raise a Matter at a Meeting

With respect to this year’s Meeting, we did not receive any notice by March 11, 2007 of any matter intended to be raised at the Meeting. Any stockholder intending to propose any matter at the next annual meeting but not intending for the Company to include the matter in its proxy statement and proxy related to the next annual meeting must notify the Company by February 12, 2008 of such intention. If the Company does not receive such notice by that date, the notice will be considered untimely. The Company’s proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any such matter of which the Company does not receive notice by February 12, 2008. Notices should be submitted to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2006, except as follows: (i) certain affiliates of the Carlyle Group, including Mr. James Attwood, a director of ours during most of 2006, filed a Form 4 on February 3, 2006 reporting certain previously unreported transactions deemed to have occurred upon the consummation of the Dex Media merger on January 31, 2006; (ii) certain affiliates of Welsh, Carson, Anderson & Stowe, including Mr. Anthony deNicola, a director of ours during most of 2006, failed to file a Form 4 reporting certain previously unreported transactions deemed to have occurred upon the consummation of the Dex Media merger on January 31, 2006 (although a Form 3 was timely filed reporting the resulting beneficial ownership of each of the relevant persons and entities); (iii) Mr. Robert Gheewalla and The Goldman Sachs Group, Inc. and certain of their affiliates filed Forms 4 on February 8, 2006 reporting eight previously unreported transactions that occurred on February 2, 2006; (iv) each of Messrs. Connors, Hubbard, Kamerschen, Lewis, Schultz, Veit and Williams and Mdmes. Cooper and Woodbury filed a Form 4 on June 6, 2006 reporting two previously unreported transactions that occurred on June 1, 2006; (v) Mr. deNicola filed a Form 4 on June 7, 2006 reporting two previously unreported transactions that occurred on June 1, 2006; (vi) Mr. Attwood filed a Form 4 on July 19, 2006 reporting two previously unreported transactions that occurred on June 1, 2006; and (vii) Mr. deNicola filed a Form 4 on October 4, 2006 reporting one previously unreported transaction that occurred on September 30, 2006. All of these unreported transactions noted above related to Company compensation plans and did not reflect unreported market transactions for consideration. All of the transactions reported by affiliates of Goldman Sachs related to internal restructuring of holdings of common stock of the Company and market transactions in the Company’s common stock by affiliated entities of Goldman Sachs other than the investment funds that directly invested in the Company.

Delivery of Annual Report on Form 10-K and Other Documents

The Company will provide without charge a copy of (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, (ii) the Company’s Policy on Business Conduct, (iii) the Company’s Corporate Governance Guidelines and (iv) any or all of the Committee Charters referenced in the Proxy Statement, in each case to each of the Company’s stockholders of record as of March 12, 2007 and each beneficial stockholder on that date, upon receipt of a written request therefor mailed to the Company’s principal executive offices, 1001 Winstead Drive, North Carolina 27513, Attention: Investor Relations; (800) 497-6329. Requests from beneficial stockholders must set forth a good faith representation as to such ownership on that date. In addition, all of these materials are also available on the Company’s website at www.rhd.com.

Return of Proxy

It is important that the accompanying proxy be returned promptly. Therefore, whether or not you plan to attend the Meeting in person, you are earnestly requested to date, sign and return your proxy in the enclosed envelope. No postage is required if mailed in the United States. Thanks for your prompt attention to this important matter.

By Order of the Board of Directors

Robert J. Bush
Senior Vice President, General Counsel
and Corporate Secretary
March 26, 2007
Cary, North Carolina

ANNEX A

R.H. DONNELLEY CORPORATION
INDEPENDENCE STANDARDS FOR DIRECTORS

The following standards will be applied by the Board of Directors of R.H. Donnelley Corporation (the “Company”) in determining whether individual directors qualify as “independent” under the Rules of the New York Stock Exchange. References to the Company include its consolidated subsidiaries.

1. No director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Company will identify which directors are independent and disclose these affirmative determinations.

2. No director can be independent if the director is, or has been within the last three years, an employee of the Company.

3. No director can be independent whose immediate family member is or has been an executive officer of the Company within the last three years.

4. No director can be independent if the director received, or has an immediate family member who has received, during any twelve-month period within that last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

5. No director can be independent if:

a. the director or an immediate family member is a current partner of the Company’s internal or external auditor;

b. the director is a current employee of the Company’s internal or external auditor;

c. the director has an immediate family member who is a current employee of the Company’s internal or external auditor and participates in such auditor’s audit, assurance or tax compliance (but not tax planning) practice; or

d. the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such auditor and personally worked on the Company’s audit within that time.

6. No director can be independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

7. No director can be independent if the director is a current employee, or an immediate family member is an current executive officer, of a company (excluding charitable organizations) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

8. No director can be independent if the Company has made charitable contributions to any charitable organization in which such director serves as an executive officer if, within the preceding three years, contributions by the Company to such charitable organization in any single completed fiscal year of such charitable organization exceeded the greater of $1,000,000, or 2% of such charitable organization’s consolidated gross revenues.

A-1

ANNEX B

RELATED PERSON TRANSACTION POLICY

The Company’s Policy on Business Conduct provides that employees, executive officers and directors must act in the best interests of the Company and refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” In addition, under applicable SEC rules, the Company is required to disclose related person transactions as defined in the SEC’s rules. The Board has adopted this Related Person Transaction Policy to set forth the policies and procedures for the review and approval or ratification of Related Person Transactions (as defined below).

1.	Definitions.

For the purposes of this Policy:

A “Related Person” is:

a) any person who is or was an executive officer, director, or director nominee of the Company at any time since the beginning of the Company’s last fiscal year;

b) a person who is or was an Immediate Family Member of an executive officer, director, director nominee at any time since the beginning of the Company’s last fiscal year;

c) any person who, at the time of the occurrence or existence of the transaction, is the beneficial owner of more than 5% of any class of the Company’s voting securities (a “Significant Shareholder”); or

d) any person who, at the time of the occurrence or existence of the transaction, is an Immediate Family Member of a Significant Shareholder of the Company.

An “Immediate Family Member” of a person is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, or any other person sharing the household of such person, other than a tenant or employee.

A “Related Person Transaction” is any financial transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, the amount involved exceeds $120,000, and a Related Person had or will have a direct or indirect material interest. Except as otherwise set forth in this policy, “Related Person Transaction” specifically includes, without limitation, purchases of goods or services by or from the Related Person or entities in which the Related Person has a material interest, indebtedness, guarantees of indebtedness, and employment by the Company of a Related Person. The Board of Directors has determined that the following do not create a material direct or indirect interest on behalf of the Related Person, and are, therefore, not “Related Person Transactions” for purposes of this Policy:

a) Interests arising only from the Related Person’s position as a director of another corporation or organization that is a party to the transaction; or

b) Interests arising only from the direct or indirect ownership by the Related Person and all other Related Persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction; or

c) Interests arising from both the position and ownership level described in (1) and (2) above; or

d) Interests arising solely from the Related Person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the Related Person and all other Related Persons own in the aggregate less than a 10% equity interest in such entity, (b) the Related Person and his or her Immediate Family Members are not involved in the negotiation of the terms of the transaction with the Company and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 1% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the annual gross revenues of the Company; or

e) Interests arising solely from the ownership of a class of the Company’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis; or

f) A transaction that involves compensation to an executive officer if the compensation has been approved, or recommended to the Board of Directors for approval, by the Compensation Committee of the Board or a group of independent directors of the Company performing a similar function; or

g) A transaction that involves compensation to a director for services as a director of the Company if such compensation will be reported pursuant to Item 402(k) of Regulation S-K; or

h) A transaction that is specifically contemplated by provisions of the Certificate of Incorporation or Bylaws of the Company; or

i) Interests arising solely from indebtedness of a Significant Shareholder or an Immediate Family Member of a Significant Shareholder to the Company; or

j) A transaction where the rates or charges involved in the transaction are determined by competitive bids; or

k) A transaction that involves the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority; or

l) A transaction that involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

2.	Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Any Related Person Transaction proposed to be entered into by the Company must be reported to the Company’s General Counsel and shall be reviewed and approved by either the Audit and Finance Committee or the Corporate Governance Committee of the Board (either, the “Committee”) in accordance with the terms of this Policy, prior to effectiveness or consummation of the transaction, whenever practicable.

If the General Counsel reasonably determines that advance approval of a Related Person Transaction is not practicable under the circumstances, the Committee shall review and, in its discretion, may ratify the Related Person Transaction at the next meeting of the Committee, or at the next meeting following the date that the Related Person Transaction comes to the attention of the General Counsel provided, however, that the General Counsel may present a Related Person Transaction arising in the time period between meetings of the Committee to the Chair of the Committee, who shall review and may approve the Related Person Transaction, subject to ratification by the Committee at the next meeting of the Committee.

In addition, any Related Person Transaction previously approved by the Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually to ensure that such Related Person Transaction has been conducted in accordance with the previous approval granted by the Committee, if any, and that all required disclosures regarding the Related Person Transaction are made, and that the ongoing nature is still appropriate in the judgment of the Committee.

Transactions involving compensation of executive officers shall be reviewed and approved by the Compensation and Benefits Committee in the manner specified in the charter of the Compensation and Benefits Committee.

3.	Standards for Review, Approval or Ratification of Related Person Transactions

A Related Person Transaction reviewed under this Policy will be considered approved or ratified if it is authorized by the Committee in accordance with the standards set forth in this Policy after full disclosure of the Related Person’s interests in the transaction. As appropriate for the circumstances, the Committee shall review and consider:

•	the Related Person’s interest in the Related Person Transaction;

•	the approximate dollar value of the amount involved in the Related Person Transaction;

•	the approximate dollar value of the amount of the Related Person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of the Company;

•	whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction; and

•	any other information regarding the Related Person Transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee will review all relevant information available to it about the Related Person Transaction. The Committee may approve or ratify the Related Person Transaction only if the Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the Related Person in connection with approval of the Related Person Transaction.

The review, approval or ratification of a transaction, arrangement or relationship pursuant to this Policy does not necessarily imply that such transaction, arrangement or relationship is required to be disclosed under Item 404(a) of Regulation S-K.

Annex C

Reconciliation of Non-GAAP Measures (Unaudited)

Certain non-GAAP financial information presented below may differ from comparable non-GAAP financial information presented in our 2006 Annual Report on Form 10-K, as the following amounts reflect defined elements of our compensation program.

The following table presents a reconciliation of Net loss — GAAP to EBITDA and Adjusted pro forma EBITDA(2).

(Amounts in millions)	2006(1)

Net loss — GAAP	$(237.7)
Plus tax benefit	(84.5)
Plus interest expense, net	765.0
Plus depreciation and amortization	323.6

EBITDA	766.4

Plus amortized deferred cost uplift on AT&T sales contracts as of the date of the acquisition of AT&T’s directory publishing business in Illinois and NW Indiana (the “AT&T Directory Acquisition”), net of expenses on AT&T-branded directories that published prior to the AT&T Directory Acquisition that would have been recognized during the period absent purchase accounting adjustments required under GAAP	2.1

Plus net revenue from Dex Media-branded directories that published prior to the Dex Media merger, which would have been recognized during the period absent purchase accounting adjustments required under GAAP, plus results for January 2006 as reported by Dex Media	789.2

Plus other Dex Media merger related adjustments	8.7

Less expenses on Dex Media-branded directories that published prior to the Dex Media merger that would have been recognized during the period absent purchase accounting adjustments required under GAAP, net of amortized deferred cost uplift on Dex Media sales contracts as of the merger date, plus professional fees associated with the Dex Media merger paid for by Dex Media	(110.9)

Plus SFAS No. 123(R) expense	43.3

Net effect of adjustments to GAAP results	732.4

EBITDA — adjusted pro forma	$1,498.8

The following table presents a calculation of Diluted loss per share — GAAP and a reconciliation of Diluted loss per share — GAAP to Diluted earnings per share — adjusted pro forma.

2006

Loss available to common shareholders — GAAP(3)	$(208.5)
Weighted average diluted shares outstanding — GAAP(3)	66.4

Diluted loss per share — GAAP(3)	$(3.14)
Effect of converting preferred stock to common stock at the beginning of the period	0.17
Impact of acquisitions, including adjustments to eliminate purchase accounting	5.29

Diluted earnings per share — adjusted pro forma(4)	$2.32

The following table presents a reconciliation of Weighted average diluted shares outstanding — GAAP to Adjusted pro forma weighted average diluted shares outstanding.

(Amounts in millions)	2006

Weighted average diluted shares outstanding — GAAP(3)	66.4

Share impact as if the Dex Media merger was consummated on January 1, 2006 and the remaining Preferred Stock was converted to Common Stock on January 1, 2006	3.1

Common stock equivalents not included in diluted earnings per share — GAAP due to net loss recognized for the year ended December 31, 2006	2.0

Adjusted pro forma weighted average diluted shares outstanding(4)	71.5

The following table presents a reconciliation of Cash flow from operations — GAAP to Adjusted pro forma cash flow from operations and Adjusted pro forma free cash flow. The table also presents a calculation of Adjusted free cash flow per share.

(Amounts in millions, except per share amounts)	2006

Cash flow from operations — GAAP	$768.3
Add: Dex Media cash flow from operations for January 2006 — GAAP	39.7
Add: Professional fees related to the Dex Media merger paid for by Dex Media	7.5
Add: Other Dex Media merger related adjustments	5.2

Adjusted pro forma cash flow from operations	820.7
Less: Additions to fixed assets and computer software	(78.5)
Less: Dex Media additions to fixed assets and computer software for January 2006 — GAAP	(1.1)
Net effect of adjustments	(79.6)

Free cash flow — adjusted pro forma	$741.1

Adjusted pro forma weighted average diluted shares outstanding	71.5
Adjusted free cash flow per share(5)	$10.37

Notes to Reconciliation of Non-GAAP Measures

(1) As a result of the Dex Media merger and AT&T Directory Acquisition and related purchase accounting, management believes that the 2006 results reported in accordance with GAAP do not reflect the Company’s underlying operational or financial performance. Accordingly, management is presenting certain non-GAAP financial measures in addition to results reported in accordance with GAAP in order to better communicate underlying operational and financial performance. While management believes that the adjusted pro forma results reasonably resemble operational performance for 2006, because of differences between RHD and predecessor accounting policies, management does not believe these adjusted pro forma results are strictly comparable.

Adjusted pro forma results for 2006 reflect the combination of RHD with Dex Media as if the Dex Media merger had been consummated at the beginning of 2006 and reflect certain other adjustments described below, including adjustments to exclude the effects of purchase accounting related to the Dex Media and AT&T transactions and professional fees associated with the Dex Media transaction incurred by Dex Media in January 2006.

The adjusted pro forma results assume that the appropriate pro rata portion of the revenues and direct costs of directories acquired from Dex Media and AT&T, respectively, that published prior to the transactions were recognized during the period pursuant to the deferral and amortization method. As a result of purchase accounting, these pre-acquisition revenues and expenses are not included in reported GAAP results. As a result of purchase accounting required under GAAP, we recorded the deferred directory costs related to directories that were scheduled to publish subsequent to the Dex Media merger at their fair value determined as (a) the estimated billable value of the published directory less (b) the expected costs to compete the directories, plus (c) a normal profit margin. We refer to this purchase accounting entry as “cost uplift.” The cost uplift recorded for the Dex Media and AT&T transactions has been excluded from adjusted pro forma results.

(2) EBITDA represents earnings before interest, taxes, depreciation and amortization. Adjusted pro forma EBITDA represents adjusted pro forma earnings before interest, taxes, depreciation and amortization. EBITDA and adjusted pro forma EBITDA are not measurements of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income or net loss presented in conformity with GAAP. In addition, EBITDA may not be comparable to similarly titled measures of other companies. EBITDA for the year ended December 31, 2006 includes a charge of $43.3 million for stock-based compensation in accordance with SFAS No. 123(R).

(3) Due to the loss available to common shareholders reported for the year ended December 31, 2006, diluted EPS was calculated by dividing loss available to common shareholders by the weighted average common shares outstanding. In periods that result in a net loss, the net loss is not allocated between common and preferred shareholders since the preferred shareholders do not have a contractual obligation to share in any loss. As a result of the net loss, the effect of all stock-based awards, warrants and the assumed conversion of the Preferred Stock (“common stock equivalents”) were anti-dilutive and therefore not included in the calculation of diluted EPS.

(4) On an adjusted pro forma basis in 2006, diluted EPS is calculated by dividing net income by the weighted average diluted shares outstanding for the period, assuming the Dex Media merger was consummated on January 1, 2006 and the remaining Preferred Stock was converted to Common Stock on January 1, 2006.

(5) Free cash flow per share in 2006 is calculated as adjusted pro forma free cash flow divided by adjusted pro forma weighted average diluted shares outstanding, which assumes the Dex Media merger was consummated on January 1, 2006 and the remaining Preferred Stock was converted to Common Stock on January 1, 2006.

R.H. DONNELLEY CORPORATION
ANNUAL MEETING OF STOCKHOLDERS — MAY 3, 2007
PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints David C. Swanson, Steven M. Blondy and Robert J. Bush (collectively, the “Proxies”), and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders (the “Meeting”) of R.H. Donnelley Corporation (the “Company”), to be held at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513, on May 3, 2007, at 10:00 a.m. local time, and at any adjournments or postponements thereof, and to vote all the shares of common stock of the Company which the undersigned may be entitled to vote on all matters properly coming before the Meeting, and any adjournments or postponements thereof.
     The trustees of the Company’s 401(k) Savings Plan and the Dun & Bradstreet Employee Stock Purchase Plan (collectively, the “Plans”) have agreed that this proxy will also serve as voting instructions from participants in those Plans who have plan contributions for their respective accounts invested in the Company’s Common Stock. Proxies covering shares in the Plans must be received on or prior to April 30, 2007. If a proxy covering shares in either of the Plans has not been received on or prior to April 30, 2007 or if it is signed and returned without specification marked in the instruction boxes, the trustee will vote those Plan shares in the same proportion as the respective shares in such Plan for which it has received instructions, except as otherwise required by law.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN HEREIN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) IN FAVOR OF THE ELECTION OF THE NOMINEES FOR THE CLASS II MEMBERS OF THE BOARD OF DIRECTORS, (B) FOR PROPOSAL 2 (C) AGAINST PROPOSAL 3, AND (D) IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE MARK YOUR DIRECTIONS BELOW, FILL IN THE DATE AND SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

R.H. DONNELLEY CORPORATION
P.O. BOX 11151
NEW YORK, N.Y. 10203-0151
(Continued, and to be signed and dated on the reverse side.)

FORM OF PROXY CARD
(Please sign, date and
return this proxy in the	☒
enclosed postage	Votes must be indicated
prepaid envelope.)	(x) in Black or Blue ink.
(1)	Election of Class II Members of the Board of Directors

Nominee	FOR	AGAINST	ABSTAIN
Alan F. Schultz	[ ]	[ ]	[ ]
Barry Lawson Williams	[ ]	[ ]	[ ]
Edwina Woodbury	[ ]	[ ]	[ ]
	[ ]	[ ]	[ ]
(2)	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for 2007.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]
(3)	Stockholder proposal regarding classified Board structure.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]
(4)	In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the Meeting, and any adjournments or postponements thereof.
Signatures:                                                                                                 Dated:                                          , 2007
     NOTE: Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation, officer, attorney, agent, trustee or guardian, etc., please add your full title following your signature.